Exhibit (a)(1)(i)

OFFER TO PURCHASE FOR CASH

BY

ITEX CORPORATION

OF

UP TO 750,000 SHARES OF ITS COMMON STOCK

AT A PURCHASE PRICE OF $4.00 PER SHARE

THE TENDER OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT (ONE MINUTE AFTER 11:59 P.M.), NEW YORK CITY TIME, ON April 15, 2015, UNLESS THE TENDER OFFER IS EXTENDED.

ITEX Corporation, a Nevada corporation (“ITEX” “we” or “us”), is offering to purchase up to 750,000 shares of its common stock, par value $0.01 per share, at a price of $4.00 per share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal, which together, as they may be amended and supplemented from time to time, constitute the tender offer. Unless the context otherwise requires, all references to shares shall refer to the shares of common stock, par value $0.01 per share, of ITEX.

Only shares properly tendered and not properly withdrawn pursuant to the tender offer will be purchased, upon the terms and subject to the conditions of the tender offer. However, because of the “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase, we may not purchase all of the shares tendered if more than 750,000 shares are properly tendered and not properly withdrawn. Shares tendered but not purchased in the tender offer will be returned to the tendering stockholders at our expense promptly after the expiration date. We reserve the right, in our sole discretion, to increase the number of shares sought in the tender offer, subject to applicable law. In accordance with the rules of the Securities and Exchange Commission (the “SEC”), we may increase the number of shares accepted in the tender offer by no more than 2% of the outstanding shares without amending or extending the tender offer. See Section 1.

THE TENDER OFFER IS NOT CONDITIONED UPON OBTAINING FINANCING OR ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE TENDER OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 7.

Our shares are currently quoted on the OTC Pink Marketplace tier of the OTC Markets Group Inc. under the symbol “ITEX.” On March 13, 2015, the last trading day prior to the commencement of the tender offer, the last sale price of our shares reported on the OTC Pink Marketplace was $2.71 per share. YOU ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES BEFORE DECIDING WHETHER TO TENDER YOUR SHARES. SEE SECTION 8.

OUR BOARD OF DIRECTORS HAS APPROVED THE TENDER OFFER.  HOWEVER, NEITHER ITEX, OUR BOARD OF DIRECTORS, NOR THE DEPOSITARY MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ANY SHARES. YOU SHOULD CAREFULLY EVALUATE ALL INFORMATION IN THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL, SHOULD CONSULT WITH YOUR OWN FINANCIAL AND TAX ADVISORS, AND SHOULD MAKE YOUR OWN DECISIONS ABOUT WHETHER TO TENDER SHARES, AND, IF SO, HOW MANY SHARES TO TENDER.

THE FOLLOWING DIRECTORS AND EXECUTIVE OFFICERS OF ITEX HAVE INDICATED THEIR NON-BINDING INTENTION TO TENDER UP TO THE FOLLOWING NUMBER OF SHARES IN THE TENDER OFFER: ERIC BEST, A DIRECTOR, UP TO 6,000 SHARES; JOHN WADE, A DIRECTOR AND OUR CHIEF FINANCIAL OFFICER, UP TO 16,000 SHARES; AND STEVEN WHITE, OUR CHAIRMAN OF THE BOARD OF DIRECTORS AND CHIEF EXECUTIVE OFFICER, UP TO 75,000 SHARES. THE LION FUND, LP, WHICH BENEFICIALLY OWNS APPROXIMATELY 11.9% OF THE SHARES OUTSTANDING, HAS NOT INDICATED TO US WHETHER IT INTENDS TO TENDER SHARES PURSUANT TO THE TENDER OFFER. THERE CAN BE NO ASSURANCE THAT THE PERSONS DESCRIBED ABOVE WILL IN FACT TENDER THE NUMBER OF SHARES INDICATED, NOR CAN WE ASSURE YOU THAT THE LION FUND, LP WILL NOT DECIDE TO TENDER ANY OR ALL OF ITS SHARES. IN THE EVENT THAT THE LION FUND, LP TENDERS ALL OR A SUBSTANTIAL PORTION OF ITS SHARES, THE LIKELIHOOD OF PRORATION OF THE SHARES TENDERED BY ALL STOCKHOLDERS IN THE TENDER OFFER IS SIGNIFICANTLY INCREASED. SEE SECTIONS 1 AND 11.

Questions and requests for assistance may be directed to Corporate Communications at ITEX Corporation, at the address and telephone number set forth below and on the back cover page of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery, or any document incorporated herein by reference, may be directed to Corporate Communications at ITEX Corporation.

ITEX Corporation
Attn: Corporate Communications
3326 160th Avenue SE, Suite 100
Bellevue, WA 98008
800-277-9722, extension 4003 (Call Toll-Free)
Email: feedback@itex.com

 March 16, 2015

IMPORTANT

If you wish to tender all or any part of your shares, you should either (1) complete and sign the Letter of Transmittal, or a facsimile of it, according to the instructions in the Letter of Transmittal and mail or deliver it, together with any required signature guarantee and any other required documents, to OTR, Inc., the Depositary for the tender offer, and mail or deliver the share certificates to the Depositary together with any other documents required by the Letter of Transmittal, or (2) request a broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you. If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact that person if you desire to tender your shares. If you desire to tender shares pursuant to the tender offer and the certificates for your shares are not immediately available or you cannot deliver certificates for your shares and all other required documents to the Depositary before the expiration of the tender offer, you must tender your shares according to the guaranteed delivery procedure described in Section 3.

The tender offer is not being made to (nor will any tender of shares be accepted from or on behalf of) holders in any U.S. jurisdiction in which the making of the tender offer or the acceptance of any tender of shares therein would not be in compliance with the laws of such U.S. jurisdiction. However, we may, at our discretion, take such action as we may deem necessary for us to make the tender offer in any such U.S. jurisdiction and extend the tender offer to holders in such U.S. jurisdiction.

You should only rely on the information contained in this Offer to Purchase and the Letter of Transmittal. We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your shares in the tender offer. We have not authorized any person to give any information or to make any representation in connection with the tender offer other than those contained in this Offer to Purchase or in the Letter of Transmittal. If given or made, any recommendation or any such information or representation must not be relied upon as having been authorized by us or the Depositary.

SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. It highlights the most material information in this Offer to Purchase, but you should understand that it does not describe all of the details of the tender offer to the same extent described in this Offer to Purchase. We urge you to read the entire Offer to Purchase and the related Letter of Transmittal because they contain the full details of the tender offer. We have included references to the sections of this Offer to Purchase where you will find a more complete discussion.

Who is offering to purchase my shares?	ITEX Corporation, which we refer to as “ITEX,” “we” or “us,” is offering to purchase shares of our common stock, par value $0.01 per share, in a tender offer.

What will the purchase price for the shares be and what will be the form of payment?	We are offering to purchase your shares at a price of $4.00 per share. If your shares are purchased in the tender offer, you will be paid the purchase price in cash, without interest, promptly after the expiration of the tender offer. Under no circumstances will we pay interest on the purchase price, even if there is a delay in making payment. See Section 1.

How many shares will ITEX purchase?

We are offering to purchase 750,000 shares validly tendered in the tender offer, or such fewer number of shares as are properly tendered and not properly withdrawn prior to the expiration date (as defined below). 750,000 shares represent approximately 26.1% of our outstanding common stock as of March 16, 2015. As of March 16, 2015, there were 2,875,063 shares issued and outstanding (including shares of unvested restricted stock). See Section 11. The tender offer is not conditioned on any minimum number of shares being tendered. See Section 7.

In accordance with the rules of the SEC, we may increase the number of shares accepted in the tender offer by no more than 2% of the outstanding shares without amending or extending the tender offer. See Section 1.

Why is ITEX making the tender offer?	We believe the tender offer is a suitable use of our capital and that investing in our own shares is an efficient and equitable way to return capital and provide value to our stockholders. The tender offer provides stockholders (particularly those who, because of the size of their shareholdings, might not be able to sell their shares without disruption to the trading of the shares on the OTC Pink Marketplace) with an opportunity to obtain liquidity with respect to all or a portion of their shares without potential disruption to the share price. Conversely, the tender offer also affords stockholders the option not to participate and, thereby, to increase their relative percentage interest in ITEX and its future results. We believe that the tender offer represents an efficient mechanism to provide our stockholders with the opportunity to tender all or a portion of their shares, allowing stockholders increased liquidity and the opportunity for holders to sell shares without the usual transaction costs associated with open market sales. Furthermore, “odd lot holders”, as defined in Section 1, who hold shares registered in their names and tender their shares directly to the Depositary and whose shares are purchased in the tender offer will avoid any applicable odd lot discounts that might otherwise be payable on sales of their shares. On February 11, 2015, the ITEX board of directors authorized ITEX to enter into this tender offer. See Section 2.

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How will ITEX pay for the shares?	Assuming we purchase 750,000 shares in the tender offer, approximately $3.0 million will be required to purchase the shares. We currently possess the cash funds necessary to purchase shares tendered in the tender offer and to pay related fees and expenses. The tender offer is not conditioned upon the receipt of financing. See Sections 7 and 9.

How long do I have to tender my shares?	You may tender your shares until the tender offer expires. The tender offer will expire on April 15, 2015 at Midnight (one minute after 11:59 p.m.), New York City time, unless we extend it. If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely that they will have an earlier deadline for you to act to instruct them to accept the tender offer on your behalf. We urge you to immediately contact your broker, dealer, commercial bank, trust company or other nominee to find out their deadline. See Section 1.

We may choose to extend the tender offer for any reason, subject to applicable laws. We cannot assure you, however, that we will extend the tender offer or, if we extend it, for how long. If we extend the tender offer, we will delay the acceptance of any shares that have been tendered. See Section 14.

How will I be notified if ITEX extends the tender offer?	We will issue a press release by 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date if we decide to extend the tender offer. See Section 14.

What will happen if I do not tender my shares?	Upon the completion of the tender offer, non-tendering stockholders will realize a proportionate increase in their relative ownership interest in ITEX, subject to our right to issue additional shares of common stock and other equity securities in the future. These stockholders will also continue to bear the risks associated with owning the shares, including risks resulting from our purchase of shares in the tender offer. Stockholders may be able to sell non-tendered shares in the future in market transactions or otherwise, at a net price higher or lower than the purchase price in the tender offer. However, the shares held by non-tendering stockholders may be affected by the limited trading volume of our shares on the OTC Pink Marketplace. See Sections 2 and 10.

Are there any conditions to the tender offer?	Yes. Our obligation to accept and pay for your tendered shares depends upon a number of conditions, including:

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•	No legal action shall have been proposed, instituted or pending, nor shall we have received notice of such action that challenges or otherwise relates to the tender offer or the availability of funds we intend to use to purchase shares in the tender offer.

•	No general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter markets in the United States, declaration of a banking moratorium or any suspension of payment in respect of banks in the United States, or any governmental or regulatory limitation or any event or adverse change in the financial or capital markets generally, that, in our reasonable judgment, might affect the extension of credit by banks or other lending institutions in the United States, shall have occurred.

•	No changes in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on our business, financial condition, income, operations or business or financial prospects shall have occurred.

•	No commencement or escalation of war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any of its territories, including, but not limited to, an act of terrorism, shall have occurred.

•	No person shall have proposed, announced or made a tender or exchange offer for any or all of our shares (other than the tender offer), or any merger, acquisition, business combination or other similar transaction with or involving us nor shall we have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, business combination or other similar transaction.

•	No person, including a “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shall have acquired, or proposed to acquire, beneficial ownership of more than 5% of our outstanding shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC on or before March 13, 2015. In addition, no new group shall have been formed that beneficially owns (as a group) more than 5% of our outstanding shares.

•	No change, condition or event (or any condition or event involving a prospective change) shall have occurred in our business, condition (financial or otherwise), assets, income, operations or financial prospects that, in our reasonable judgment, has, or could reasonably be expected to have, a material adverse effect on ITEX, on the value of or trading in our common stock, on our ability to consummate the tender offer or on the benefits of the tender offer to ITEX.

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•	We shall not have determined that as a result of the consummation of the tender offer and the purchase of shares that there will be a reasonable likelihood that the shares will be held of record by fewer than 300 persons, such that the purchase of shares could result in the tender offer being considered a “going private transaction” under Rule 13e-3 of the Exchange Act.

The tender offer is subject to these conditions and a number of other conditions. See Section 7.

How do I tender my shares?	To tender your shares, prior to Midnight (one minute after 11:59 p.m.), New York City time, on April 15, 2015 (unless the tender offer is extended):

•	you must deliver your share certificate(s) and a properly completed and duly executed Letter of Transmittal to the Depositary at its address appearing on the back cover page of this Offer to Purchase;

•	the Depositary must receive a confirmation of receipt of your shares by book-entry transfer and a properly completed and duly executed Letter of Transmittal or “agent’s message”; or

•	you must comply with the guaranteed delivery procedure.

If your shares are held through a broker, dealer, commercial bank or other nominee, you must request such broker, dealer, commercial bank or other nominee to effect the transaction for you. You may also contact Corporate Communications at ITEX Corporation for assistance.

See Section 3 and the instructions to the Letter of Transmittal.

How do holders of vested and unvested restricted stock awards participate in the tender offer?	We are not offering to purchase unvested shares of restricted stock and such shares cannot be tendered in the tender offer. If you hold vested shares and the restrictions on the shares have lapsed, you may tender the shares in accordance with the tender offer. You should evaluate this Offer to Purchase carefully to determine if participation would be advantageous to you based on the tax consequences of your restricted stock awards. We strongly encourage holders of restricted stock awards to discuss the tender offer with their own financial or tax advisor.

Once I have tendered shares in the tender offer, can I withdraw my tender?	You may withdraw any shares you have tendered at any time before Midnight (one minute after 11:59 p.m.), New York City time, on April 15, 2015, unless we extend the tender offer, in which case you may withdraw tendered shares until the tender offer, as so extended, expires. If we have not accepted for payment the shares you have tendered to us, you may also withdraw your shares after April 15, 2015. See Section 4.

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How do I withdraw shares I previously tendered?	You must deliver, on a timely basis, a written or facsimile notice of your withdrawal to the Depositary at its addresses appearing on the back cover page of this Offer to Purchase. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of these shares. Some additional requirements apply if the share certificates to be withdrawn have been delivered to the Depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3. If you have tendered shares by giving instructions to a bank, broker, dealer, trust company or other nominee, you must instruct that person to arrange for withdrawal of your shares.

Has ITEX or our board of directors adopted a position on the tender offer?	Our board of directors has approved the tender offer. However, neither we nor our board of directors makes any recommendation to you as to whether you should tender or refrain from tendering your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender. See Sections 2 and 11. In doing so, you should read carefully the information in this Offer to Purchase and in the Letter of Transmittal.

Will ITEX’s significant stockholders, directors and officers tender shares in the tender offer?	The following directors and executive officers of ITEX have indicated their non-binding intention to tender up to the following number of shares in the tender offer: Eric Best, a director, up to 6,000 shares; John Wade, a director and our Chief Financial Officer, up to 16,000 shares; and Steven White, our Chairman of the Board of Directors and Chief Executive Officer, up to 75,000 shares. The Lion Fund, LP, which beneficially owns approximately 11.9% of the shares outstanding, has not indicated to us whether it intends to tender shares pursuant to the tender offer. There can be no assurance that the persons described above will in fact tender the number of shares indicated, nor can we assure you that the Lion Fund, LP will not decide to tender any or all of their shares. In the event that the Lion Fund, LP tenders all or a substantial portion of its shares, the likelihood of proration of the shares tendered by all stockholders in the tender offer is significantly increased. See Sections 1 and 11.

Following the tender offer, will ITEX continue as a public company?	Yes. We do not intend that our purchase of shares in the tender offer will result in our shares being held of record by fewer than 300 persons, enabling us to be eligible for deregistration under the Exchange Act. Consequently, we will continue to be subject to the periodic reporting requirements of the Exchange Act.

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What happens if more than 750,000 shares are tendered in the	We will purchase shares:
tender offer?	•	first, from all holders of “odd lots” of less than 100 shares who properly tender all of their shares and do not properly withdraw them before the expiration date, (provided however, that this preference to odd lot holders shall be subject to the condition to the tender offer that as a result of the purchase there will not be a reasonable likelihood that shares will be held of record by fewer than 300 persons. If odd lot holders are not given priority, they will be subject to proration. See Section 1);

	•	second, after purchasing the shares from the “odd lot” holders, from all other stockholders who properly tender shares and who do not properly withdraw them before the expiration date, on a pro rata basis, subject to the conditional tender provisions described in Section 6, with appropriate adjustments to avoid purchases of fractional shares until we have purchased 750,000 shares; and

	•	third, only if necessary to permit us to purchase 750,000 shares, from holders who have tendered shares subject to the condition that a specified minimum number of the holder’s shares be purchased if any shares are purchased in the tender offer as described in Section 6 (for which the condition was not initially satisfied) and not properly withdrawn before the expiration date by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares. Therefore, all of the shares that you tender on a conditional basis in the tender offer may not be purchased. See Section 1.

When will ITEX pay for the shares I tender?	We will pay the purchase price, net to you in cash, without interest, for the shares we purchase within three business days after the expiration of the tender offer and the acceptance of the shares for payment. In the event of proration, we do not expect to be able to commence payment for shares until approximately five business days after the expiration date. See Sections 1 and 5.

What is the recent market price of my ITEX shares?	On March 13, 2015, the last trading day prior to the commencement of the tender offer, the last sale price for our shares reported on the OTC Marketplace was $2.71 per share. You are urged to obtain current market quotations for the shares before deciding whether to tender your shares. Since January 1, 2014, our common stock has traded at prices higher than $4.00 per share. As a result, it is possible that you may receive less for your shares if you tender them than you would receive in a market sale. See Section 8.

Will I have to pay brokerage commissions if I tender my shares?	If you are a registered stockholder and you tender your shares directly to the Depositary, you will not incur any brokerage commissions. If you hold shares through a broker or bank, we urge you to consult your broker or bank to determine whether transaction costs are applicable. See Sections 1 and 3.

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What are the United States federal income tax consequences if I tender my shares?	Generally, you will be subject to United States federal income taxation when you receive cash from us in exchange for the shares you tender. In addition, the receipt of cash for your tendered shares will be treated either as (1) a sale or exchange eligible for capital gains treatment, or (2) a dividend. Non-United States holders are urged to consult their tax advisors regarding the application of U.S. federal income tax withholding and backup withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure. See Sections 3 and 13. All stockholders should review the discussion in Sections 3 and 13 regarding material United States federal income tax issues and consult their own tax advisor regarding the tax consequences of the tender offer.

Will I have to pay any stock transfer tax if I tender my shares?	We will pay all stock transfer taxes unless payment is made to, or if shares not tendered or accepted for payment are to be registered in the name of, someone other than the registered holder, or tendered certificates are registered in the name of someone other than the person signing the letter of transmittal. See Section 5.

To whom can I talk if I have questions?	The Corporate Communications department at ITEX Corporation can help answer your questions. Contact information is set forth on the back cover page of this Offer to Purchase.

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FORWARD-LOOKING STATEMENTS

This Offer to Purchase, the other documents we file with the SEC and oral statements made from time to time by ITEX may contain forward-looking statements. These statements may relate to our future operations, prospects, potential products, services, developments, business strategies or our future financial performance. These statements are based on the current expectations and beliefs of our management and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “intend,” “potential” or “continue” or the negative of these terms or other comparable terminology. In any forward-looking statement in which ITEX expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the statement or expectation or belief will result or be achieved or accomplished. Forward-looking statements involve a number of risks, uncertainties and assumptions that are difficult to predict. We have included a discussion of certain risks, uncertainties and important factors that could cause actual results and events to differ materially from our forward-looking statements in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended July 31, 2014, our Quarterly Report filed on Form 10-Q for the quarter ended October 31, 2014, and our Quarterly Report filed on Form 10-Q for the quarter ended January 31, 2015. We have based our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that actual outcomes and results may differ materially from what is expressed, implied or forecast by our forward-looking statements.

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INTRODUCTION

To the Stockholders of ITEX Corporation:

ITEX Corporation, a Nevada corporation (“ITEX”), is offering to purchase up to 750,000 shares of its common stock, par value $0.01 per share, at a price of $4.00 per share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal, which, as amended and supplemented from time to time, together constitute the tender offer. Unless the context otherwise requires, all references to shares shall refer to the shares of common stock, par value $0.01 per share, of ITEX.

Only shares properly tendered and not properly withdrawn pursuant to the tender offer will be purchased, upon the terms and subject to the conditions of the tender offer. However, because of the “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase, all of the shares tendered may not be purchased if more than the number of shares we seek are properly tendered. Shares tendered but not purchased pursuant to the tender offer will be returned at our expense promptly after the expiration date. See Section 1. ITEX reserves the right, in its sole discretion, to purchase more than 750,000 shares in the tender offer, subject to applicable law.

The tender offer will expire at Midnight (one minute after 11:59 p.m.), New York City time, on April 15, 2015, unless the tender offer is extended.

THE TENDER OFFER IS NOT CONDITIONED UPON OBTAINING FINANCING OR ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE TENDER OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 7.

ITEX’S BOARD OF DIRECTORS HAS APPROVED THE TENDER OFFER. HOWEVER, NEITHER ITEX, THE ITEX BOARD OF DIRECTORS, NOR THE DEPOSITARY MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ANY SHARES. ITEX HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION. STOCKHOLDERS SHOULD CAREFULLY EVALUATE ALL INFORMATION IN THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL, SHOULD CONSULT THEIR OWN FINANCIAL AND TAX ADVISORS, AND SHOULD MAKE THEIR OWN DECISIONS ABOUT WHETHER TO TENDER SHARES, AND, IF SO, HOW MANY SHARES TO TENDER.

THE FOLLOWING DIRECTORS AND EXECUTIVE OFFICERS OF ITEX HAVE INDICATED THEIR NON-BINDING INTENTION TO TENDER UP TO THE FOLLOWING NUMBER OF SHARES IN THE TENDER OFFER: ERIC BEST, A DIRECTOR, UP TO 6,000 SHARES; JOHN WADE, A DIRECTOR AND OUR CHIEF FINANCIAL OFFICER, UP TO 16,000 SHARES; AND STEVEN WHITE, OUR CHAIRMAN OF THE BOARD OF DIRECTORS AND CHIEF EXECUTIVE OFFICER, UP TO 75,000 SHARES. THE LION FUND, LP, WHICH BENEFICIALLY OWNS APPROXIMATELY 11.9% OF THE SHARES OUTSTANDING, HAS NOT INDICATED TO US WHETHER IT INTENDS TO TENDER SHARES PURSUANT TO THE TENDER OFFER. THERE CAN BE NO ASSURANCE THAT THE PERSONS DESCRIBED ABOVE WILL IN FACT TENDER THE NUMBER OF SHARES INDICATED, NOR CAN WE ASSURE YOU THAT THE LION FUND, LP WILL NOT DECIDE TO TENDER ANY OR ALL OF ITS SHARES. IN THE EVENT THAT THE LION FUND, LP TENDERS ALL OR A SUBSTANTIAL PORTION OF ITS SHARES, THE LIKELIHOOD OF PRORATION OF THE SHARES TENDERED BY ALL STOCKHOLDERS IN THE TENDER OFFER IS SIGNIFICANTLY INCREASED. SEE SECTIONS 1 AND 11.

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The purchase price will be paid net to the tendering stockholder in cash, without interest, for all the shares purchased. Tendering stockholders who hold shares registered in their own name and who tender their shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of shares in the tender offer. Stockholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs may apply if stockholders tender shares through the brokers or banks and not directly to the Depositary. Also, any tendering stockholder or other payee who fails to complete, sign and return to the Depositary the Substitute Form W-9 that is included as part of the Letter of Transmittal or Form W-8BEN obtained from the Depositary may be subject to required United States federal income tax backup withholding equal to 28% of the gross proceeds payable to the tendering stockholder or other payee pursuant to the offer. See Section 3.

As of March 16, 2015, we had 2,875,063 issued and outstanding shares of common stock (including shares of unvested restricted stock). The 750,000 shares that ITEX is offering to purchase represent approximately 26.1% of the shares outstanding on March 16, 2015. On March 13, 2015, the last reported sale price of the shares on the OTC Marketplace was $2.71 per share. Stockholders are urged to obtain current market quotations for their shares before deciding whether to tender shares pursuant to the tender offer. See Section 8.

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THE TENDER OFFER

SECTION 1.	NUMBER OF SHARES; PRORATION

General.  Upon the terms and subject to the conditions of the tender offer, ITEX will purchase 750,000 shares, or such fewer number of shares as are properly tendered and not properly withdrawn in accordance with Section 4, before the scheduled expiration date of the tender offer, at a price of $4.00 per share, net to the seller in cash, without interest.

The term “expiration date” means Midnight (one minute after 11:59 p.m.), New York City time, on April 15, 2015, unless and until ITEX, in its sole discretion, shall have extended the period of time during which the tender offer will remain open, in which event the term “expiration date” shall refer to the latest time and date at which the tender offer, as so extended by ITEX, shall expire. See Section 14 for a description of ITEX’s right to extend, delay, terminate or amend the tender offer. In accordance with SEC rules, ITEX may, and ITEX expressly reserves the right to, purchase pursuant to the tender offer an additional number of shares not to exceed 2% of the outstanding shares without amending or extending the tender offer. See Section 14. In the event of an over-subscription of the tender offer as described below, shares tendered will be subject to proration, except for odd lots. Except as described herein, withdrawal rights expire on the expiration date.

If (1)(a) ITEX increases or decreases the price to be paid for shares or (b) ITEX increases the number of shares being sought in the tender offer and the increase exceeds 2% of the outstanding shares, or (c) ITEX decreases the number of shares being sought, and (2) the tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of any increase or decrease is first published, sent or given in the manner specified in Section 14, the tender offer will be extended until the expiration of ten business days from the date that notice of any increase or decrease is first published. For the purposes of the tender offer, a “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

The tender offer is not conditioned upon obtaining financing or on any minimum number of shares being tendered. The tender offer is, however, subject to other conditions. See Section 7.

Only shares properly tendered and not properly withdrawn will be purchased, upon the terms and subject to the conditions of the tender offer. However, because of the odd lot priority, proration and conditional tender provisions of the tender offer, all of the shares tendered will not be purchased if more than the number of shares ITEX seeks are properly tendered. All shares tendered and not purchased pursuant to the tender offer, including shares not purchased because of proration or conditional tenders, will be returned at ITEX’s expense promptly after the expiration date. Stockholders also can specify the order in which the specified portions will be purchased in the event that, as a result of the proration provisions or otherwise, some but not all of the tendered shares are purchased pursuant to the tender offer. In the event a stockholder does not designate the order and fewer than all shares are purchased due to proration, the order of shares purchased will be selected by the Depositary.

If the number of shares properly tendered and not properly withdrawn prior to the expiration date is fewer than or equal to 750,000 shares, or such greater number of shares as ITEX may elect to purchase, subject to applicable law, ITEX will, upon the terms and subject to the conditions of the tender offer, purchase all such shares.

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Priority of Purchases.  Upon the terms and subject to the conditions of the tender offer, if greater than 750,000 shares, or such greater number of shares as ITEX may elect to purchase, subject to applicable law, have been properly tendered and not properly withdrawn prior to the expiration date, ITEX will purchase properly tendered shares on the basis set forth below:

(1)  First, ITEX will purchase all shares properly tendered and not properly withdrawn prior to the expiration date by any odd lot holder (as defined below) who:

(a)	tenders all shares owned beneficially or of record by that odd lot holder (tenders of fewer than all the shares owned by that odd lot holder will not qualify for this preference); and

(b)	completes the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

provided however, that this preference to odd lot holders shall be subject to the condition to the tender offer that as a result of the purchase there will not be a reasonable likelihood that shares will be held of record by fewer than 300 persons. If odd lot holders are not given priority, they will be subject to proration as set forth below.

(2)  Second, after the purchase of all of the shares tendered by odd lot holders, subject to the conditional tender provisions described in Section 6, ITEX will purchase all other shares properly tendered and not properly withdrawn prior to the expiration date, on a pro rata basis, with appropriate adjustments to avoid purchases of fractional shares, until ITEX has purchased 750,000 shares (or such greater number of shares as ITEX may elect to purchase).

(3)  Third, only if necessary to permit ITEX to purchase 750,000 shares (or such greater number of shares as ITEX may elect to purchase), ITEX will purchase shares conditionally tendered (for which the condition was not initially satisfied) and not properly withdrawn prior to the expiration date, by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

As a result of the foregoing priorities applicable to the purchase of shares tendered, it is possible that fewer than all shares tendered by a stockholder will be purchased or that, if a tender is conditioned upon the purchase of a specified number of shares, none of those shares will be purchased.

Odd Lots.  For purposes of the tender offer, the term “odd lots” shall mean all shares properly tendered prior to the expiration date and not properly withdrawn by any person referred to as an “odd lot holder” who owns beneficially or of record an aggregate of fewer than 100 shares and so certifies in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. To qualify for this preference, an odd lot holder must tender all shares owned beneficially or of record by the odd lot holder in accordance with the procedures described in Section 3. As set forth above, odd lots will be accepted for payment before proration, if any, of the purchase of other tendered shares (provided however, that this preference to odd lot holders shall be subject to the condition to the tender offer that ITEX shall not have determined that as a result of the purchase of shares that there will be a reasonable likelihood that shares will be held of record by fewer than 300 persons. If odd lot holders are not given priority, they will be subject to proration as set forth below). This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more shares, even if these holders have share certificates representing fewer than 100 shares. By accepting the tender offer, an odd lot holder who holds shares in its name and tenders its shares directly to the Depositary would not only avoid the payment of brokerage commissions, but also would avoid any applicable odd lot discounts in a sale of the odd lot holder’s shares. Any odd lot holder wishing to tender all of its shares pursuant to the tender offer should complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

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Proration.  If proration of tendered shares is required, ITEX will determine the final proration factor as soon as practicable following the expiration date. Subject to adjustment to avoid the purchase of fractional shares, proration for each stockholder tendering shares, other than odd lot holders, shall be based on the ratio of the number of shares properly tendered and not properly withdrawn by the stockholder to the total number of shares properly tendered and not properly withdrawn by all stockholders, other than odd lot holders, subject to conditional tenders. In the event that the Lion Group, LP tenders all or a substantial portion of its 340,840 shares, the proration factor in the tender offer would be substantially impacted. As a result, a more limited number of shares properly tendered by shareholders other than odd lot holders would be purchased. See Section 11.

Because of the difficulty in determining the number of shares properly tendered, including shares tendered by the guaranteed delivery procedure, as described in Section 3, and not properly withdrawn, and because of the odd lot procedure described above and the conditional tender procedure described in Section 6, ITEX does not expect that it will be able to announce the final proration factor or commence payment for any shares purchased pursuant to the tender offer until approximately five business days after the expiration date. The preliminary results of any proration will be announced by press release promptly after the expiration date.

As described in Section 13, the number of shares that ITEX will purchase from a shareholder pursuant to the tender offer may affect the U.S. federal income tax consequences to that shareholder and, therefore, may be relevant to that shareholder’s decision whether or not to tender shares and whether or not to condition any tender upon the purchase of a minimum number of shares held by such shareholder. The Letter of Transmittal affords each stockholder who tenders shares registered in such stockholder’s name directly to the Depositary the opportunity to designate the order of priority in which shares tendered are to be purchased in the event of proration as well as the ability to condition such tender on a minimum number of shares being purchased. See Section 6.

This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of shares and will be furnished to brokers, dealers, commercial banks, trust companies and other nominee stockholders and similar persons whose names, or the names of whose nominees, appear on ITEX’s stockholder list or, if applicable, that are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares.

SECTION 2.	PURPOSE OF THE TENDER OFFER; CERTAIN EFFECTS OF THE TENDER OFFER; PLANS AND PROPOSALS

Purpose of the Tender Offer.  Our board of directors believes that the tender offer is an efficient and equitable way to return capital and provide value to our stockholders. ITEX believes that the tender offer set forth herein represents a mechanism to provide all stockholders (particularly those who, because of the size of their shareholdings, might not be able to sell their shares without disruption to the trading of the shares on the OTC Pink Marketplace) with an opportunity to obtain liquidity with respect to all or a portion of their shares without potential disruption to the share price. Conversely, the tender offer also affords stockholders the option not to participate and, thereby, to increase their relative percentage interest in ITEX and its future results. We believe that the tender offer represents an efficient mechanism to provide our stockholders with the opportunity to tender all or a portion of their shares, allowing stockholders increased liquidity and the opportunity for holders to sell shares without the usual transaction costs associated with open market sales. Furthermore, “odd lot holders”, as defined in Section 1, who hold shares registered in their names and tender their shares directly to the Depositary and whose shares are purchased in the tender offer will avoid any applicable odd lot discounts that might otherwise be payable on sales of their shares.

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On February 11, 2015, the ITEX board of directors authorized ITEX to enter into this tender offer and approved spending approximately $3.0 million to repurchase the shares tendered. Prior to the authorization of this tender offer, ITEX had authorization to repurchase up to $2.0 million of common stock under its previously announced share repurchase program, which will remain available for repurchases of common stock under the share repurchase program after the consummation of the tender offer. The number of shares repurchased under the stock repurchase program has been limited by the limited trading volume of our shares on the OTC Marketplace. As of January 31, 2015, we had expended a total of $945,395 to repurchase shares in market or private transactions under our stock repurchase program. On April 13, 2012, we completed a tender offer to purchase our shares and accepted for purchase 1,072,817 shares of our common stock at a purchase price of $4.20 per share, for an aggregate cost of $4,505,831.

In considering the tender offer, the board took into account its expected financial impact, and concluded that the tender offer is a suitable use of our financial resources given our business profile, cash flow, assets and the current market price of the shares. As of January 31, 2015, ITEX had approximately $5.9 million in current assets and $1.0 million in unused and available capacity on its revolving line of credit. After the tender offer is completed, ITEX believes that its anticipated cash flow from operations, access to credit facilities and funding will be adequate to meet its cash needs for normal operations and anticipated capital expenditures. However, ITEX does from time to time evaluate potential acquisition opportunities, which in some cases may involve a significant amount of cash consideration, and which, as a result of the purchase of shares in the tender offer, could result in an increase in the amount of ITEX’s indebtedness and leverage or future ability to pay dividends.

Following the completion or termination of the tender offer, we intend to continue our previously authorized repurchase program and, from time to time, repurchase shares on the open market or through privately negotiated transactions in accordance with applicable law. Rule 13e-4 under the Exchange Act generally prohibits us and our affiliates from purchasing any shares, other than in the tender offer, until at least ten business days after the expiration date.

ITEX’S BOARD OF DIRECTORS HAS APPROVED THE TENDER OFFER. HOWEVER, NEITHER ITEX, ITS BOARD OF DIRECTORS, NOR THE DEPOSITARY MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ANY SHARES. ITEX HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION. STOCKHOLDERS SHOULD CAREFULLY EVALUATE ALL INFORMATION IN THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL, SHOULD CONSULT THEIR OWN FINANCIAL AND TAX ADVISORS, AND SHOULD MAKE THEIR OWN DECISIONS ABOUT WHETHER TO TENDER SHARES, AND, IF SO, HOW MANY SHARES TO TENDER.

The following directors and executive officers of ITEX have indicated their non-binding intention to tender up to the following number of shares in the tender offer: Eric Best, a director, up to 6,000 shares; John Wade, a director and our Chief Financial Officer, up to 16,000 shares; and Steven White, our Chairman of the Board of Directors and Chief Executive Officer, up to 75,000 shares. The Lion Fund, LP, which beneficially owns approximately 11.9% of the shares outstanding, has not indicated to us whether it intends to tender shares pursuant to the tender offer. There can be no assurance that the persons described above will in fact tender the number of shares indicated, nor can we assure you that the Lion Fund, LP will not decide to tender any or all of its shares. In the event that the Lion Fund, LP tenders all or a substantial portion of its shares, the likelihood of proration of the shares tendered by all stockholders in the tender offer is significantly increased. See sections 1 and 11.

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Certain Effects of the Tender Offer.  Upon the completion of the tender offer, non-tendering stockholders will realize a proportionate increase in their relative ownership interest in ITEX and thus in ITEX’s future earnings and assets, subject to ITEX’s right to issue additional shares of common stock and other equity securities in the future. These stockholders will also continue to bear the risks associated with owning the shares, including risks resulting from our use of cash to purchase of shares in the tender offer. Stockholders may be able to sell non-tendered shares in the future in market transactions or otherwise, at a net price higher or lower than the purchase price in the tender offer. However, the shares held by non-tendering stockholders may be affected by the limited trading volume of our shares on the OTC Marketplace. ITEX can give no assurance as to the price at which a stockholder may be able to sell his or her shares in the future, which price may be higher or lower than the purchase price paid in the tender offer.

Shares that ITEX acquires pursuant to the tender offer will be canceled and will have the status of authorized but unissued shares.

The purchase of shares in the tender offer will reduce the number of shares that might otherwise trade publicly and is likely to reduce the number of ITEX stockholders. As of March 16, 2015, there were 2,875,063 shares issued and outstanding (including shares of unvested restricted stock). Assuming ITEX acquires 750,000 shares in the tender offer, approximately 2,125,063 shares will be outstanding immediately after the tender offer. This may reduce the already limited volume of trading in the shares and make it more difficult to buy or sell significant amounts of the shares without materially affecting the market price.

The shares are currently registered under the Exchange Act, which requires, among other things, that ITEX furnish information to its stockholders and to the SEC and comply with the SEC’s proxy rules in connection with meetings of stockholders. We believe that our purchase of shares in the tender offer will not result in our shares becoming eligible for deregistration under the Exchange Act. Further, the tender offer is subject to the condition that the tender offer will not be consummated if there will be a reasonable likelihood that the shares will be held of record by fewer than 300 persons. Consequently, ITEX will continue to be subject to the periodic reporting requirements of the Exchange Act and required to continue to make filings with the SEC, including our annual and quarterly reports.

ITEX’s shares are currently quoted on the OTC Pink Marketplace under the symbol “ITEX”.

Plans and Proposals.  Except as disclosed elsewhere in this Offer to Purchase, or as may occur in the ordinary course of its business, ITEX currently has no plans, proposals or negotiations that relate to or would result in:

•	an extraordinary transaction, such as a merger, reorganization or liquidation, involving ITEX or any of its subsidiaries;

•	any purchase, sale or transfer of a material amount of ITEX’s assets or any of its subsidiaries’ assets;

•	any material change in ITEX’s present dividend rate or policy, indebtedness or capitalization;

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•	any change in ITEX’s present board of directors or management, including, but not limited to, any plans or proposals to change the number or the term of directors, or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer;

•	any other material change in ITEX’s corporate structure or business;

•	a class of ITEX’s equity security being delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotations system of a registered national securities association;

•	a class of ITEX’s equity securities becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

•	the suspension of ITEX’s obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•	the acquisition by any person of additional securities of ITEX, or the disposition by any person of securities of ITEX; or

•	any changes in ITEX’s charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of ITEX.

ITEX reserves the right to change its plans and intentions at any time, as it deems appropriate.

SECTION 3.	PROCEDURES FOR TENDERING SHARES

Proper Tender of Shares.  For shares to be tendered properly pursuant to the tender offer, (1) the share certificates (or confirmation of receipt of such shares under the procedure for book-entry transfer set forth below), together with a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile thereof, including any required signature guarantees, or an “agent’s message” (as defined below) in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal, must be received prior to the expiration date by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase, or (2) the tendering stockholder must comply with the guaranteed delivery procedure set forth below.

Brokers, dealers, commercial banks, trust companies or other nominee holders of shares likely will have an earlier deadline for stockholders to act to instruct them to accept the tender offer on a their behalf. Stockholders who hold shares through nominee holders are urged immediately contact the nominee holder of their shares to determine the applicable deadline.

Odd lot holders who tender all shares must complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, to qualify for the preferential treatment available to odd lot holders as set forth in Section 1.

Stockholders may tender shares subject to the condition that all or a specified minimum number of their shares be purchased. Any stockholder desiring to make such a conditional tender should so indicate in the box entitled “Conditional Tender” on the Letter of Transmittal, and, if appropriate, the Notice of Guaranteed Delivery. It is the tendering stockholder’s responsibility to determine the minimum number of shares to be purchased. SHAREHOLDERS SHOULD CONSULT THEIR OWN FINANCIAL OR TAX ADVISOR WITH RESPECT TO THE EFFECT OF PRORATION OF THE TENDER OFFER AND THE ADVISABILITY OF MAKING A CONDITIONAL TENDER. See Sections 6 and 13.

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Stockholders who hold shares through a broker, dealer, commercial bank, trust company or other nominee, must contact their broker, dealer, commercial bank, trust company or other nominee in order to tender their shares. Stockholders who hold their shares through nominee holders are urged to consult the nominee holders of their shares to determine whether transaction costs are applicable if they tender shares through the brokers or banks and not directly to the Depositary.

Signature Guarantees and Method of Delivery.  No signature guarantee is required: (1) if the Letter of Transmittal is signed by the registered holder of the shares (which term, for purposes of this Section 3, shall include any participant in The Depositary Trust Company, referred to as the “book-entry transfer facility,” whose name appears on a security position listing as the owner of the shares) tendered therewith and such holder has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” in the Letter of Transmittal, or (2) if shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing is referred to as an “Eligible Institution”). See Instruction 1 of the Letter of Transmittal. In all other cases, all signatures on any Letter of Transmittal for shares tendered thereby must be guaranteed by an Eligible Institution. If a certificate for shares tendered is registered in the name of a person other than the person executing the Letter of Transmittal, or if payment is to be made to, or certificates for shares not tendered or not accepted for payment are to be registered in the name of, a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signature guaranteed by an Eligible Institution.

In all cases, payment for shares tendered and accepted for payment pursuant to the tender offer will be made only after timely receipt by the Depositary of share certificates or a timely confirmation of the book-entry transfer of the shares into the Depositary’s account at the book-entry transfer facility as described above, a properly completed and duly executed Letter of Transmittal or a manually signed facsimile thereof including any required signature guarantees, or an agent’s message in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.

The method of delivery of all documents, including share certificates, the Letter of Transmittal and any other required documents, is at the election and risk of the tendering stockholder. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Book-Entry Delivery.    The Depositary will establish an account with respect to the shares for purposes of the tender offer at the book-entry transfer facility within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of the shares by causing the book-entry transfer facility to transfer shares into the Depositary’s account in accordance with the book-entry transfer facility’s procedure for transfer. Although delivery of shares may be effected through a book-entry transfer into the Depositary’s account at the book-entry transfer facility, either (1) a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile thereof, including any required signature guarantees, or an agent’s message, and any other required documents must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase before the expiration date, or (2) the guaranteed delivery procedure described below must be followed. Delivery of the Letter of Transmittal and any other required documents to the book-entry transfer facility does not constitute delivery to the Depositary.

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The term “agent’s message” means a message transmitted by the book-entry transfer facility to, and received by, the Depositary, which states that the book-entry transfer facility has received an express acknowledgment from the participant in the book-entry transfer facility tendering the shares that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that ITEX may enforce such agreement against such participant.

Federal Backup Withholding Tax.  Under the United States federal backup withholding tax rules, 28% of the gross proceeds payable to a stockholder or other payee pursuant to the tender offer must be withheld and remitted to the United States Treasury, unless the stockholder or other payee provides such person’s taxpayer identification number (employer identification number or social security number) to the Depositary and certifies under penalties of perjury that such number is correct or otherwise establishes an exemption. If the Depositary is not provided with the correct taxpayer identification number or another adequate basis for exemption, the holder may be subject to certain penalties imposed by the Internal Revenue Service. Therefore, each tendering stockholder should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal in order to provide the information and certification necessary to avoid backup withholding, unless such stockholder otherwise establishes to the satisfaction of the Depositary that the stockholder is not subject to backup withholding. Specified shareholders (including, among others, all corporations and certain foreign shareholders (in addition to foreign corporations)) are exempted from the backup withholding and reporting requirements rules. In order for a foreign shareholder to qualify as an exempt recipient, that shareholder must submit the applicable IRS Form W-8, signed under penalties of perjury, attesting to that shareholder’s exempt status. The applicable form can be obtained from the Depositary. See Instructions 9 and 10 of the Letter of Transmittal.

To prevent federal backup withholding tax equal to 28% of the gross payments made to stockholders for shares purchased pursuant to the tender offer, each stockholder who does not otherwise establish an exemption from such withholding must provide the Depositary with the stockholder’s correct taxpayer identification number and provide other information by completing the substitute Form W-9 included with the Letter of Transmittal.

For a discussion of the material United States federal income tax consequences to tendering U.S. stockholders, see Section 13.

Federal Income Tax Withholding on Foreign Shareholders. Even if a foreign shareholder has provided the required certification as described in the preceding paragraph to avoid backup withholding, the Depositary will withhold United States federal income taxes at a rate of 30% of the gross payment payable to a foreign shareholder or his or her agent unless the Depositary determines that an exemption from, or a reduced rate of, withholding tax is available under a tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business of the foreign shareholder within the United States or that such proceeds are subject to capital gains treatment. For this purpose, a foreign shareholder is any shareholder that is not a “United States holder” (as defined in Section 13). In order to obtain a reduced rate of withholding under a tax treaty, a foreign shareholder must deliver to the Depositary before the payment the applicable completed and executed IRS Form W-8. In order to obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the tender offer are effectively connected with the conduct of a trade or business within the United States, a foreign shareholder must deliver to the Depositary before the payment a properly completed and executed IRS Form W-8ECI or any other equivalent form. A foreign shareholder may be eligible to obtain a refund of all or a portion of any tax withheld if such shareholder satisfies one of the “Section 302 tests” for capital gain treatment described in Section 13 or is otherwise able to establish that no withholding or a reduced amount of withholding is due. Federal backup withholding generally will not apply to amounts subject to the 30% or a treaty-reduced rate of federal income tax withholding.

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Foreign shareholders are urged to consult their tax advisors regarding the application of U.S. federal income tax withholding, including eligibility for a reduction of or an exemption from withholding tax, and the refund procedure. See Instructions 9 and 10 of the Letter of Transmittal.

Guaranteed Delivery.  If a stockholder desires to tender shares pursuant to the tender offer and the certificates for the stockholder’s shares are not immediately available or the stockholder cannot deliver certificates for its shares and all other required documents to the Depositary before the expiration date, or the shareholder’s shares cannot be delivered before the expiration date under the procedure for book-entry transfer, the shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

•	the tender is made by or through an Eligible Institution;

•	the Depositary receives by mail, overnight courier or facsimile transmission, before the expiration date, a properly completed and duly executed Notice of Guaranteed Delivery in the form ITEX has provided with this Offer to Purchase, including (where required) a signature guarantee by an eligible guarantor institution in the form set forth in such Notice of Guaranteed Delivery; and

•	the share certificates, in proper form for transfer, or confirmation of book-entry transfer of the shares into the Depositary’s account at the book-entry transfer facility, together with a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile thereof, and including any required signature guarantees, or an agent’s message, in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal, are received by the Depositary within three business days after the date of receipt by the Depositary of the Notice of Guaranteed Delivery.

Employee Restricted Stock Under Equity Incentive Plans.  Holders of restricted stock awards acquired under ITEX’s equity incentive plans may not tender the shares in the tender offer unless and until the restrictions on the restricted share awards have lapsed. ITEX is not offering to purchase unvested shares of restricted stock and such shares cannot be tendered in the tender offer. If you hold vested shares and the restrictions on the shares have lapsed, you may tender the shares in accordance with the tender offer. Please be advised that it is the stockholder’s responsibility to tender shares in the tender offer to the extent such holder wants to participate. Please contact ITEX with any questions regarding tendering shares of ITEX common stock acquired under an equity incentive plan. If a plan participant has previously transferred his or her shares of ITEX common stock originally acquired through the Plan to a broker, the participant should follow the instructions applicable to brokers and other nominees with respect to the broker currently holding the shares originally acquired through the plan. A plan participant who has previously transferred his or her shares of ITEX common stock should contact the broker that currently holds the shares and/or ITEX with any questions regarding tendering these shares. A plan participant should evaluate this Offer to Purchase carefully to determine if participation would be advantageous to the participant based on the tax consequences of restricted stock awards. We strongly encourage holders of restricted stock awards to discuss the tender offer with their own financial or tax advisor.

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Return of Unpurchased Shares.  If any tendered shares are not purchased pursuant to the tender offer or are properly withdrawn before the expiration date, or if fewer than all shares evidenced by share certificates are tendered, certificates for unpurchased shares will be returned promptly after the expiration or termination of the tender offer or the proper withdrawal of the shares, as applicable, or, in the case of shares tendered by book-entry transfer at the book-entry transfer facility, the shares will be credited to the appropriate account maintained by the tendering shareholder at the book-entry transfer facility, in each case without expense to the stockholder.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects.  All questions as to the number of shares to be accepted, the price to be paid for shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by ITEX, in its sole discretion, and ITEX’s determination will be final and binding on all parties, subject to a court of law having jurisdiction regarding such matters. ITEX reserves the absolute right to reject any or all tenders of any shares that it determines are not in proper form or the acceptance for payment of or payment for which ITEX determines may be unlawful. ITEX also reserves the absolute right to waive any of the conditions of the tender offer prior to the expiration of the tender offer or any defect or irregularity in any tender with respect to any particular shares or any particular stockholder, whether or not ITEX waives similar defects or irregularities in the case of any other stockholder, and ITEX’s interpretation of the terms of the tender offer will be final and binding on all parties, subject to a court of law having jurisdiction regarding such matters. In the event a condition to the tender offer is waived with respect to any particular stockholder prior to the expiration of the tender offer, the same condition will be waived with respect to all stockholders. No tender of shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering stockholder or waived by ITEX. None of ITEX, the Depositary or any other person will be obligated to give notice of any defects or irregularities in any tender, nor will any of them incur any liability for failure to give this notice.

Tendering Stockholder’s Representation and Warranty; ITEX’s Acceptance Constitutes an Agreement.  A tender of shares under any of the procedures described above will constitute the tendering stockholder’s acceptance of the terms and conditions of the tender offer, as well as the tendering stockholder’s representation and warranty to ITEX that (1) the stockholder has a net long position in the shares or equivalent securities at least equal to the shares tendered within the meaning of Rule 14e-4 promulgated by the SEC under the Exchange Act, and (2) the tender of shares complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender shares for that person’s own account unless, at the time of tender and at the end of the period during which shares are accepted by lot (including any extensions thereof), the person so tendering (1) has a net long position equal to or greater than the amount tendered in (a) the subject securities, or (b) securities immediately convertible into, or exchangeable or exercisable for, the subject securities, and (2) will deliver or cause to be delivered the shares in accordance with the terms of the tender offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. ITEX’s acceptance for payment of shares tendered pursuant to the tender offer will constitute a binding agreement between the tendering stockholder and ITEX upon the terms and conditions of the tender offer.

Lost or Destroyed Certificates.  Stockholders whose share certificate for part or all of their shares has been lost, stolen, destroyed or mutilated may contact the Depositary at (503) 225-0375 for instructions as to obtaining the necessary documents. Those documents will then be required to be submitted together with the Letter of Transmittal in order to receive payment for shares that are tendered and accepted for payment. A bond may be required to be posted by the stockholder to secure against the risk that the share certificates may be subsequently recirculated. Stockholders are urged to contact the Depositary immediately in order to permit timely processing of this documentation.

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Share certificates, together with a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile thereof, including any signature guarantees, and any other required documents must be delivered to the Depositary and not to ITEX. Any such documents delivered to ITEX will not be forwarded to the Depositary and, therefore, will not be deemed to be properly tendered.

SECTION 4.	WITHDRAWAL RIGHTS

Except as otherwise provided in this Section 4, tenders of shares pursuant to the tender offer are irrevocable. Shares tendered pursuant to the tender offer may be withdrawn at any time prior to the expiration date and, unless previously accepted for payment by ITEX pursuant to the tender offer, also may be withdrawn at any time after April 13, 2015. Stockholders who tendered their shares by giving instructions to a bank, broker, dealer, trust company or other nominee must instruct that person to arrange for the withdrawal of their shares.

For a withdrawal to be effective, a written or facsimile notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the tendering stockholder, the number of shares to be withdrawn and the name of the registered holder of the shares. If the share certificates to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of the share certificates, the tendering stockholder also must submit the serial numbers shown on the share certificates for those shares to be withdrawn to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless the shares have been tendered for the account of an Eligible Institution. If shares have been tendered under the procedure for book-entry transfer set forth in Section 3, any notice of withdrawal also must specify the name and the number of the account at the book-entry transfer facility to be credited with the withdrawn shares and must otherwise comply with the book-entry transfer facility’s procedure.

All questions as to the form and validity (including the time of receipt) of any notice of withdrawal will be determined by ITEX, in its sole discretion, and our determination will be final and binding, subject to a court of law having jurisdiction regarding such matters. We reserve the absolute right to waive any defect or irregularity in the notice of withdrawal or method of withdrawal of shares by any stockholder, whether or not we waive similar defects or irregularities in the case of any other stockholder. None of ITEX, the Depositary or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of them incur any liability for failure to give any such notice.

Withdrawals may not be rescinded and any shares properly withdrawn thereafter will be deemed not properly tendered for purposes of the tender offer, unless the withdrawn shares are properly re-tendered before the expiration date by following one of the procedures described in Section 3.

If we extend the tender offer, are delayed in our purchase of shares or are unable to purchase shares pursuant to the tender offer for any reason, then, without prejudice to our rights under the tender offer, the Depositary may, subject to applicable law, retain tendered shares on our behalf, and these shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4. The right to retain shares is subject to our legal obligation to pay for shares properly tendered and not properly withdrawn promptly following the expiration date (subject to the terms and conditions of the tender offer) or to return the tendered securities promptly after the termination of the tender offer.

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SECTION 5.	PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE

Upon the terms and subject to the conditions of the tender offer, promptly following the expiration date, ITEX will accept for payment and pay for, and thereby purchase, shares properly tendered and not properly withdrawn prior to the expiration date. We may increase the number of shares accepted for payment in the tender offer by no more than 2% of the outstanding shares without amending or extending the tender offer.

For purposes of the tender offer, we will be deemed to have accepted for payment, and therefore purchased shares, that are properly tendered and not properly withdrawn, subject to the proration and conditional tender provisions of the tender offer, only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares for payment pursuant to the tender offer.

Upon the terms and subject to the conditions of the tender offer, promptly after the expiration date, we will accept for payment and pay the per share purchase price of $4.00 for 750,000 shares, subject to increase or decrease as provided in Section 14, if properly tendered and not properly withdrawn, or such fewer number of shares as are properly tendered and not properly withdrawn. In all cases, payment for shares tendered and accepted for payment pursuant to the tender offer will be made promptly, but only after timely receipt by the Depositary of:

•	certificates for shares or a timely book-entry confirmation of shares into the Depositary’s account at the book-entry transfer facility;
•	a properly completed and duly executed Letter of Transmittal, or manually signed facsimile of the Letter of Transmittal, including any required signature guarantees, or an agent’s message, in the case of a book-entry transfer; and

•	any other required documents.

  ITEX will pay for shares purchased pursuant to the tender offer by depositing the aggregate purchase price for these shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders.

In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment promptly after the expiration date; however, we do not expect to be able to announce the final results of any proration and commence payment for shares purchased until approximately five business days after the expiration date. Certificates for all shares tendered and not purchased, including shares not purchased due to proration or conditional tenders, will be returned, or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the book-entry transfer facility by the participant therein who so delivered the shares, at our expense promptly after the expiration date or termination of the tender offer.

Under no circumstances will interest on the purchase price be paid by ITEX regardless of any delay in making the payment. In addition, if certain events occur, we may not be obligated to purchase shares pursuant to the tender offer. See Section 7.

We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased pursuant to the tender offer. If, however, payment of the purchase price is to be made to, or (in the circumstances permitted by the tender offer) if unpurchased shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted. See Instruction 6 of the Letter of Transmittal.

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SECTION 6.	CONDITIONAL TENDER OF SHARES

Subject to the exceptions for odd lot holders, in the event of an over-subscription of the tender offer, shares tendered prior to the expiration date will be subject to proration. See Section 1. As discussed in Section 13, the number of shares to be purchased from a particular stockholder may affect the tax treatment of the purchase to the stockholder and the stockholder’s decision whether to tender. Accordingly, a stockholder may tender shares subject to the condition that a specified minimum number of the stockholder’s shares tendered must be purchased if any shares tendered by such stockholder are purchased. Any stockholder desiring to make a conditional tender must so indicate in the box entitled “Conditional Tender” in the Letter of Transmittal, and if applicable, the Notice of Guaranteed Delivery. It is the tendering stockholder’s responsibility to determine the number of shares to be purchased. Each stockholder is urged to consult with his or her own financial or tax advisor.

After the tender offer expires, if more than 750,000 shares (or such greater number of shares as ITEX may elect to purchase) are properly tendered and not properly withdrawn and ITEX must prorate its acceptance of and payment for tendered shares, we will calculate a preliminary proration percentage, after taking into account any priority given to odd lot holders, based upon all shares properly tendered, conditionally or unconditionally, and not properly withdrawn. If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any stockholder below the minimum number specified by that stockholder, the tender will automatically be regarded as withdrawn (except as provided in the next paragraph). All shares tendered by a stockholder subject to a conditional tender and regarded as withdrawn as a result of proration will be returned promptly after the expiration date at our expense.

After giving effect to these withdrawals, we will accept the remaining shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If conditional tenders would otherwise be regarded as withdrawn and would cause the total number of shares to be purchased to fall below 750,000 (or such greater number of shares as ITEX may elect to purchase) then, to the extent feasible, we will select enough of the conditional tenders that would otherwise have been withdrawn to permit us to purchase 750,000 shares (or such greater number of shares as ITEX may elect to purchase). In selecting among the conditional tenders, we will select by random lot treating all tenders by a particular stockholder as a single lot and will limit our purchase in each case to the designated minimum of shares to be purchased. Conditional tenders will be selected by lot only from stockholders who tender all of their shares.

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SECTION 7.	CONDITIONS OF THE TENDER OFFER

Notwithstanding any other provision of the tender offer, we will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the tender offer or may postpone the acceptance for payment of, or the purchase of or the payment for shares tendered, subject to Rule 13e-4(f) under the Exchange Act if any of the following events or circumstance shall have occurred (or shall have been determined by us in our reasonable judgment to have occurred):

(1) there shall have been proposed, instituted or pending, or we shall have received notice of, any legal action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency, tribunal or arbitrator or arbitral panel that directly or indirectly (a) challenges or seeks to challenge the making of the tender offer or the acquisition of some or all of the shares pursuant to the tender offer, (b) delays or restricts or seeks to delay or restrict our ability to, or renders or seeks to render us unable to, accept for payment some or all of the shares pursuant to the tender offer, (c) relates to or attempts to restrict the availability of funds we intend to use to purchase shares in the tender offer, or (d) otherwise relates in any manner to the tender offer or seeks to obtain material damages in respect of the tender offer;

(2) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the tender offer or ITEX or any of its subsidiaries, by any court or any authority, agency, tribunal or arbitrator or arbitral panel that, in our reasonable judgment, would or might, directly or indirectly, (a) make the acceptance for payment of, or payment for, some or all of the shares illegal or otherwise restrict or prohibit completion of the tender offer, or (b) delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the shares under the tender offer;

(3) there shall have occurred (a) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (b) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory, (c) the commencement or escalation of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any of its territories, including, but not limited to, an act of terrorism, (d) any change in the general political, market, economic or financial conditions in the United States or abroad that could, in the reasonable judgment of ITEX, have a material adverse effect on the business, properties, assets, liabilities, capitalization, stockholders’ equity, financial condition, operations, results of operations or business or financial prospects of ITEX, or (e) in the case of any of the foregoing existing at the time of the commencement of the tender offer, a material acceleration or worsening thereof;

(4) a tender or exchange offer for any or all of our shares (other than the tender offer), or any merger, acquisition, business combination or other similar transaction with or involving us or any subsidiary, has been proposed, announced or made by any person or has been publicly disclosed or we have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, business combination or other similar transaction;

(5) we learn that (a) any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC on or before March 13, 2015), or (b) any new group has been formed that beneficially owns more than 5% of our outstanding shares (options for and other rights to acquire shares that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause;

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(6) any change, condition, event or development (or any condition, event or development involving a prospective change) shall have occurred (or we learn of any such condition, event or development), in our business, properties, assets, liabilities, capitalization, stockholders’ equity, financial condition, operations, licenses, franchises, permits, permit applications, results of operations or business or our financial prospects or any of our subsidiaries that, in our reasonable judgment, has, or could reasonably be expected to have, a material adverse effect on ITEX and its subsidiaries, taken as a whole, on the value of or trading in the shares, on our ability to consummate the tender offer or on the benefits of the tender offer to ITEX; or

(7) there shall be any reasonable likelihood, as determined by ITEX in its reasonable judgment, that the consummation of the tender offer and the purchase of the shares could result in the shares being held of record by fewer than 300 persons, such that the purchase of shares could result in the tender offer being considered a “going private transaction” under Rule 13e-3 of the Exchange Act.

The foregoing conditions are for our sole benefit, and we may assert them, and, with the exception of condition (7) above, waive them, in whole or in part, at any time and from time to time in our sole discretion prior to the expiration of the tender offer. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of these rights, and each of these rights shall be deemed an ongoing right that may be asserted at any time and from time to time prior to the expiration of the tender offer. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the expiration date. Any determination or judgment by us concerning the events described above will be final and binding on all parties, subject to a court of law having jurisdiction regarding such matters.

SECTION 8.	PRICE RANGE OF SHARES; DIVIDENDS

The shares are quoted on the OTC Pink Marketplace tier of the OTC Markets Group Inc. under the symbol “ITEX”. The following table sets forth the range of high and low closing bid prices for our common stock for each of the fiscal periods indicated.

	High	Low
Year Ended July 31, 2015
First Quarter	$3.60	$2.70
Second Quarter	$3.05	$2.66
Third Quarter (through March 13, 2015)	$3.10	$2.32
Year Ended July 31, 2014
First Quarter	$4.15	$3.65
Second Quarter	$4.15	$3.82
Third Quarter	$4.75	$3.90
Fourth Quarter	$4.02	$3.42

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	High	Low
Year Ended July 31, 2013
First Quarter	$3.76	$3.32
Second Quarter	$3.61	$3.20
Third Quarter	$3.90	$3.36
Fourth Quarter	$3.90	$3.63

This table reflects the range of high and low closing bid prices for our common stock during the indicated periods, as compiled by the OTC Markets Group Inc. based on trading information reported by the FINRA Composite Feed or other qualified interdealer quotation medium. The quotations merely reflect the prices at which transactions were proposed and do not necessarily represent actual transactions. Prices do not include retail markup, markdown or commissions.

On March 13, 2015, the last trading day prior to the commencement of the tender offer, the last reported sale price of the shares on the OTC Pink Marketplace was $2.71 per share. As shown in the table, during 2014, the common stock has traded at prices higher than $4.00 per share. As a result, it is possible that you may receive less for your shares if you tender them than you would receive in a market sale of your shares. Stockholders are urged to obtain current market quotations for their shares before deciding whether to tender shares pursuant to the tender offer.

We have paid quarterly cash dividends since June 2010. We have paid quarterly dividends of $0.05 per share since the third quarter of fiscal 2013, totaling $0.20 per fiscal year. On February 11, 2015, the board of directors declared a quarterly cash dividend of $0.05 per share, to be paid on March 20, 2015 to each stockholder of record as of the close of business on March 10, 2015. The declaration and payment of future dividends on our common stock will be at the sole discretion of our board of directors.

SECTION 9.	SOURCE AND AMOUNT OF FUNDS

Assuming ITEX purchases 750,000 shares in the tender offer, approximately $3.0 million will be required to purchase such shares. ITEX currently possesses the cash funds necessary to purchase shares tendered in the tender offer, as well as to pay related fees and expenses. The tender offer is not conditioned upon the receipt of financing. See Section 7. ITEX does not have any alternative financing plans for this tender, including any borrowings.

SECTION 10.	CERTAIN INFORMATION CONCERNING ITEX

We operate a marketplace in which products and services are exchanged by marketplace members utilizing our virtual currency known as ITEX dollars. Our virtual currency is only usable in our marketplace and allows thousands of member businesses to acquire products and services without exchanging cash. We service our member businesses through our independent licensed brokers and franchise network in the United States and Canada. We administer the marketplace and provide record-keeping and payment transaction processing services for our members.

Available Information.  We are subject to the information requirements of the Exchange Act, and, in accordance therewith, file periodic reports and other information with the SEC relating to our business, financial condition and other matters. We are required to disclose in these periodic reports certain information, as of particular dates, concerning our directors and executive officers, their compensation, stock awards granted to them, the principal holders of our securities and any material interest of these persons in transactions with us. Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the SEC an Issuer Tender Offer Statement on Schedule TO which includes additional information relating to the tender offer. This material and other information can be inspected at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of this material may also be obtained by mail, upon payment of the SEC’s customary charges, by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. The SEC also maintains a website on the Internet at www.sec.gov that contains periodic reports and information statements and other information regarding registrants that file electronically with the SEC.

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  Incorporation by Reference.  The rules of the SEC allow us to “incorporate by reference” information into this Offer to Purchase, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The following documents contain important information about ITEX and we incorporate them herein by reference:

•	Annual Report on Form 10-K for the fiscal year ended July 31, 2014, filed with the SEC on October 15, 2014

•	Quarterly Reports on Form 10-Q for the fiscal quarters ended October 31, 2014 and January 31, 2015, filed with the SEC on December 5, 2014 and March 16, 2015, respectively

•	Definitive Proxy Statement on Form 14A, filed with the SEC on March 16, 2015; and

•	Current Reports on Form 8-K, filed with the SEC on November 21, 2014, December 1, 2014, February 12, 2015, and February 27, 2015

Any statement contained in any document incorporated by reference into this Offer to Purchase shall be deemed to be modified or superseded to the extent that an inconsistent statement is made in this Offer to Purchase or any subsequently filed document referenced above. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

Stockholders can obtain any of the documents incorporated by reference in this Offer to Purchase from us or from the SEC’s website at www.sec.gov. You can also obtain the documents incorporated by reference in this Offer to Purchase, without charge, by requesting them in writing or by telephone from us at Attention: Corporate Communications, ITEX Corporation, 3326 160th Avenue SE, Suite 100, Bellevue, Washington 98008-6418; telephone: 800-277-9722, extension 4003. Please be sure to include your complete name and address in your request.

SECTION 11.	INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING SHARES.

As of March 16, 2015, we had 2,875,063 issued and outstanding shares, including shares of unvested restricted stock, but excluding 318,000 shares of common stock currently reserved for issuance under our equity incentive plan. We have no outstanding stock options or warrants. The 750,000 shares that ITEX is offering to purchase represent approximately 26.1% of the shares outstanding on March 16, 2015.

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ITEX’s directors and executive officers are entitled to participate in the tender offer on the same basis as other stockholders. The following directors and executive officers of ITEX have indicated their non-binding intention to tender up to the following number of shares in the tender offer: Eric Best, a director, up to 6,000 shares; John Wade, a director and our Chief Financial Officer, up to 16,000 shares; and Steven White, our Chairman of the Board of Directors and Chief Executive Officer, up to 75,000 shares. The Lion Fund, LP, which beneficially owns approximately 11.9% of the shares outstanding, has not indicated to us whether it intends to tender shares pursuant to the tender offer. There can be no assurance that the persons described above will in fact tender the number of shares indicated, nor can we assure you that the Lion Fund, LP will not decide to tender any or all of its shares. In the event that the Lion Fund, LP tenders all or a substantial portion of its shares, the likelihood of proration of the shares tendered by all stockholders in the tender offer is significantly increased.

As of March 16, 2015, the directors and executive officers of ITEX as a group (5 persons) beneficially owned 720,684 shares (which number includes 152,000 unvested restricted stock awards), or 25.1% of the total outstanding shares on that date. Depending on the results of the tender offer, including the effects of proration, the percentage of outstanding shares beneficially owned by ITEX’s directors and officers who tender shares in the tender offer may decrease. ITEX’s directors and officers who do not tender shares in the tender offer will realize an increase in the percentage of outstanding shares that they beneficially own.

The following table sets forth, as to each director or executive officer and their associates, all of the executive officers and their associates as a group and each person or entity known by us to beneficially own more than 5% of the outstanding shares of common stock, the number of shares and percentage beneficially owned as of March 16, 2015 (except where otherwise indicated). The address of the listed directors and officers is c/o ITEX Corporation, 3326 – 160th Ave SE, Suite 100, Bellevue, WA 98008.

Name and Address Of Beneficial Owner	Shares (1) Beneficially Owned	Percent (2) of Voting Shares

Current Directors and Executive Officers:
Steven White (3)	627,684	21.8%
Eric Best	22,000	*
Kevin Callan	15,000	*
Tim Morones	15,000	*
John Wade	41,000	1.4%

All current directors and executive officers as a group (5 persons)	720,684	25.1%
as a group (5 persons)	664,684	22.9%

Other Beneficial Owners:
The Lion Fund, L.P. (4)	340,840	11.9%
Pagidipati Family, L.P. (5)	183,478	6.4%

*	Less than one percent.

(1)	Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned and the percentage ownership of an individual or group, any shares that the individual or group may acquire within 60 days, including through the exercise of stock options or vesting of restricted stock, are deemed outstanding. These shares, however, are not deemed outstanding for purposes of computing the ownership of any other person. To our knowledge, except as indicated in the footnotes to this table and subject to applicable community property laws, the stockholders named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

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(2)	Percentage of beneficial ownership is based upon 2,875,063 voting shares outstanding as of March 16, 2015 (including shares of unvested restricted stock).

(3)	Mr. White has 152,000 unvested restricted stock awards outstanding.

(4)	The latest Schedule 13D filed by the beneficial owners indicated that 340,840 shares are held by The Lion Fund, L.P., Biglari Capital Corp. and Sardar Biglari. The principal business address of each of the Lion Fund, Biglari Capital Corp. and Sardar Biglari is 17802 IH 10 West, Suite 400, San Antonio, Texas 78257.

(5)	Based on beneficial ownership information dated as of March 5, 2015. Includes shares beneficially owned by Rahul Pagidipati and Dr. Devaiah Pagidipati, who have voting and investment power with respect to the Pagidipati Family, L.P.

AGREEMENTS, ARRANGEMENTS OR UNDERSTANDINGS

Neither ITEX, nor any of its officers or directors have engaged in any transaction in ITEX stock within the 60 days prior to March 16, 2015.

Stockholder Rights Plan

On March 11, 2011, ITEX entered into a stockholder rights plan, dated as of March 11, 2011 (the “Original Rights Agreement”) with OTR, Inc., as Rights Agent (the “Rights Agent”). The rights plan was adopted with an initial term of three years, which was extended with stockholder approval on December 13, 2013. The Amended Stockholder Rights Plan, dated as of December 13, 2013 (the “Rights Agreement”) will expire on December 13, 2016.

On March 11, 2011, the Board declared a dividend, payable to stockholders of record on March 25, 2011 (the “Record Date”), of one right (a “Right”) per each share of outstanding common stock (the “Common Shares”), to purchase 1/1,000th of a share of Series A Junior Participating Preferred Stock, par value $0.01 per share, of the Company (the “Preferred Stock”), at a price of $15.00 per share (such amount, as may be adjusted from time to time as provided in the Rights Agreement, the “Purchase Price”). The Rights are payable to the holders of record of Common Shares as of the Record Date and with respect to Common Shares issued thereafter until the Distribution Date (as defined below). The description and terms of the Rights are set forth in the Rights Agreement.

Rights Certificates and Detachability. As a result of declaring a dividend of the Rights, until the earlier of (i) such time as the Company learns that a person or group (including any affiliate or associate of such person or group), other than any person or group with beneficial ownership of more than 15% of the outstanding Common Stock as of March 11, 2011 (only so long as such person or group does not increase its beneficial ownership of Common Stock, subject to certain exceptions), has acquired, or obtained the right to acquire, beneficial ownership of more than 15% of the outstanding Common Shares (any such person or group being called an “Acquiring Person”) and (ii) such date, if any, as may be designated by the Board following the commencement of, or first public disclosure of an intention to commence, a tender or exchange offer for outstanding Common Shares which could result in such person or group becoming the beneficial owner of more than 15% of the outstanding Common Shares (the earlier of such dates being called the “Distribution Date”), the Rights will be evidenced by certificates for Common Shares registered in the names of the holders thereof, or, in the case of Common Shares held in uncertificated form, by the transaction statement or other record of ownership of such Common Shares, and not by separate Right Certificates. With respect to any Common Shares outstanding as of the Record Date, until the earliest of the Distribution Date, the Redemption Date or the Expiration Date, (i) in the case of certificated shares, the Rights associated with the Common Shares represented by a certificate shall be evidenced by such certificate along with the summary of rights, and the surrender for transfer of any such certificate shall also constitute the transfer of the Rights associated with the Common Shares represented thereby, and (ii) in the case of Common Shares held in uncertificated form, the Rights associated with the Common Shares shall be evidenced by the balances indicated in the book-entry account system of the transfer agent for the Common Shares, and the transfer of any Common Shares in the book-entry account system of the transfer agent for such Common Shares shall also constitute the transfer of the Rights associated with such Common Shares. Therefore, until the Distribution Date, the Rights may be transferred with and only with the underlying Common Shares.

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As soon as practicable following the Distribution Date, separate certificates evidencing the Rights (“Right Certificates”) will be mailed to holders of record of the Common Shares as of the close of business on the Distribution Date, and such separate Right Certificates alone will thereafter evidence the Rights.

Term. The Rights are not exercisable until the Distribution Date and will expire at 5:00 p.m., Pacific time, on December 13, 2016 (the “Expiration Date”), unless earlier redeemed or exchanged by the Company as described below.

Preferred Stock. The number of Preferred Shares or other securities issuable upon exercise of the Rights is subject to adjustment by the Board in the event of any change in the Common Shares or Preferred Shares, whether by reason of stock dividends, stock splits, reclassifications, recapitalizations, mergers, consolidations, combinations or exchanges of securities, split-ups, split-offs, spin-offs, liquidations, other similar changes in capitalization, any distribution or issuance of assets, evidences of indebtedness or subscription rights, options or warrants to holders of Common Shares or Preferred Shares or otherwise. The Purchase Price and the number of Preferred Shares or other securities issuable upon exercise of the Rights are subject to adjustment from time to time in the event of the declaration of a stock dividend on the Common Shares payable in Common Shares or a subdivision or combination of the Common Shares prior to the Distribution Date.

The Preferred Shares are authorized to be issued in fractions which are an integral multiple of one one-thousandth (1/1,000th) of a Preferred Share. The Company may, but is not required to, issue fractions of shares upon the exercise of Rights, and in lieu of fractional shares, the Company may make a cash payment based on the market price of such shares on the first trading date prior to the date of exercise or utilize a depositary arrangement as provided by the terms of the Preferred Shares.

Flip-In Provision. Subject to the right of the Board to redeem or exchange the Rights as described below, at such time as there is an Acquiring Person, the holder of each Right will thereafter have the right to receive, upon exercise thereof, for the Purchase Price, that number of one one-thousandths (1/1,000ths) of a Preferred Share equal to the number of Common Shares which at the time of such transaction would have a market value of twice the Purchase Price. Any Rights that are or were beneficially owned by an Acquiring Person on or after the Distribution Date will become null and void and will not be subject to the “flip-in” provision.

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Flip-Over Provision. In the event the Company is acquired in a merger or other business combination by an Acquiring Person that has common shares publicly traded in the United States or 50% or more of the Company’s assets or assets representing 50% or more of the Company’s earning power are sold, leased, exchanged or otherwise transferred (in one or more transactions) to an Acquiring Person that has common shares publicly traded in the United States, proper provision must be made so that each Right will entitle its holder to purchase, for the Purchase Price, that number of common shares of such entity which at the time of the transaction would have a market value of twice the Purchase Price. In the event the Company is acquired in a merger or other business combination by an Acquiring Person that does not have common shares publicly traded in the United States or 50% or more of the Company’s assets or assets representing 50% or more of the earning power of the Company are sold, leased, exchanged or otherwise transferred (in one or more transactions) to an Acquiring Person that does not have common shares publicly traded in the United States, proper provision must be made so that each Right will entitle its holder to purchase, for the Purchase Price, at such holder’s option, (i) that number of common shares of the surviving corporation in the transaction with such entity which at the time of the transaction would have a book value of twice the Purchase Price, (ii) that number of common shares of such entity which at the time of the transaction would have a book value of twice the Purchase Price or (iii) if such entity has an affiliate which has common shares publicly traded in the United States, that number of common shares of such affiliate which at the time of the transaction would have a market value of twice the Purchase Price. The “flip-over” provision only applies to a merger or similar business combination with an Acquiring Person.

Any Rights that are or were, at any time on or after the date an Acquiring Person becomes such, beneficially owned by an Acquiring Person or any affiliate or associate of an Acquiring Person (or a transferee thereof) will become null and void and any holder of any such Right (including any subsequent holder) will be unable to exercise any such Right.

Redemption. The Rights are redeemable by the Board at a redemption price of $0.001 per Right (the “Redemption Price”) any time prior to the earlier of (i) the Distribution Date and (ii) the Expiration Date (the date of such redemption being the “Redemption Date”). Immediately upon the action of the Board electing to redeem the Rights, and without any further action and without any notice, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

Exchange. After there is an Acquiring Person the Board may elect to exchange each Right (other than Rights owned by an Acquiring Person which will have become void) for consideration per Right consisting of (i) Common Shares at an exchange ratio of one Common Share per Right (or other cash, property, Preferred Shares, Common Shares, debt securities or any combination thereof having an aggregate value equal to the value of the Common Shares that otherwise would have been issuable), (ii) one-half of the securities that would be issuable at such time upon the exercise of one Right pursuant to the terms of the Rights Agreement, or (iii) cash in an amount equal to the Purchase Price. Notwithstanding the foregoing, the Board is not empowered to effect such exchange at any time after any person (other than the Company, any subsidiary of the Company, any employee benefit plan of the Company or any such subsidiary, or any entity holding Common Shares for or pursuant to the terms of any such plan), together with all affiliates and associates of such person, becomes the beneficial owner of 50% or more of the Common Shares then outstanding.

Amendment. At any time prior to such time as there shall be an Acquiring Person, the Company may, without the approval of any holder of the Rights, supplement or amend any provision of the Rights Agreement (including the date on which the Distribution Date will occur, the amount of the Purchase Price or the definition of “Acquiring Person”), except that no supplement or amendment may be made that extends the Expiration Date or reduces the Redemption Price.

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Stockholder Rights. Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

Equity Incentive Plan

In December 2013, stockholders approved the adoption of the ITEX Corporation 2014 Equity Incentive Plan (the “2014 Plan”), pursuant to which 400,000 shares of common stock were authorized for issuance. The 2014 Plan provides for the awards of restricted stock, restricted stock units, and other awards including unrestricted stock awards, stock bonuses, or the payment of cash for bonuses or in settlement of restricted stock unit awards to the employees, directors, officers and consultants of ITEX or any of its subsidiaries. The 2014 Plan will remain in effect until its termination by the Compensation Committee, provided, however, that, all awards must be granted, if at all, within ten (10) years from the date the 2014 Plan was approved by stockholders. During the 2014 fiscal year, we issued 25,000 shares to our CEO as bonus compensation and 15,000 restricted shares to non-employee directors. 318,000 shares remained available for future grants under the 2014 Plan as of March 13, 2015.

The 2014 Plan replaced the ITEX Corporation 2004 Equity Incentive Plan (the “2004 Plan”), which expired on March 14, 2014. At March 16, 2015, 152,000 shares of common stock granted under the 2004 Plan remained unvested, consisting of restricted common stock issued to our CEO with a service-based vesting period extending through October 2022, of which 19,000 vest annually.

Unless otherwise provided by the Compensation Committee, the award agreement utilized for employees under the plan provides that in the event that a plan participant’s employment is terminated by reason of the participant’s death or disability, or in the event of a “change in control” of ITEX, any shares of restricted stock outstanding as of the date of termination or date of a the change in control which are not then vested will become fully vested. For purposes of the award agreement, a “change in control” is defined as an event involving one transaction or a related series of transactions in which one of the following occurs: (i) the Company issues securities equal to 50% or more of the Company’s issued and outstanding voting securities, determined as a single class, to any individual, firm, partnership or other entity, including a “group” within the meaning of section 13(d)(3) of the Securities Exchange Act of 1934; (ii) the Company issues securities equal to 50% or more of the issued and outstanding common stock of the Company in connection with a merger, consolidation or other business combination; (iii) the Company is acquired in a merger or other business combination transaction in which the Company is not the surviving company; (iv) all or substantially all of the Company’s assets are sold or transferred; or (v) there is a change in the majority of the members of the Board of Directors as a result of one or more contested elections for board membership.

Specific Agreements with Executive Officers.

Steven White. In February 2008, we entered into a Change of Control Agreement with Mr. White, our CEO. The Change in Control Agreement defines the benefits Mr. White would receive in connection with a “change of control,” (as defined below), or change in control events coupled with the loss of his employment. Upon a change of control Mr. White would receive a lump sum payment equal to one times his base salary and immediate vesting of all equity-based compensation.

If Mr. White were terminated as CEO, either by the Company without “cause,” or by Mr. White for “good reason” (as defined below) after a change in control occurs, Mr. White would receive a severance payment equal to two times his base salary. He would also receive a continuation of health and insurance benefits if the severance payment is made over a severance period rather than as a lump sum payment. The severance payment may be reduced if it would otherwise be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code or any similar tax. Under the agreement, Mr. White is subject to certain non-competition and non-solicitation provisions for one year after termination, and payment of severance benefits is conditioned upon his execution of a release of claims in favor of the Company.

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A “change in control” generally is defined as of any of the following events: the incumbent directors cease to constitute a majority of the members of the board; the consummation of a consolidation or merger of ITEX with another business entity; any person becomes a beneficial owner, directly or indirectly, of 30 percent or more of the combined voting power of ITEX; the disposition of all or substantially all of the assets of ITEX: the closure and winding up of ITEX’s business and related affairs or the approval by stockholders of a plan of complete liquidation or dissolution of ITEX. “Good reason” for termination by the executive of his employment generally means the occurrence (without the executive’s consent) of any one of the following acts: the assignment to Mr. White of diminished duties or responsibilities; a reduction in his annual base compensation; a failure of the board to nominate him as a director of the Company; the relocation of his principal place of employment to a location outside of a 25-mile radius; the failure by the Company to pay him any portion of his current compensation or provide him substantially similar benefits; or any purported termination of his employment without specified notice.

In addition to vesting by reason of death or disability or in the event of a “change in control” of ITEX, the restricted stock award agreement for Mr. White provides that any shares of restricted stock outstanding as of the date of his termination by the Company other than for “good cause” will become fully vested. For purposes of the award agreement, the term “good cause” means that the participant is terminated by majority vote of (excluding participant) the board of directors as a result of (1) the occurrence of one of the following: (i) serious misconduct, dishonesty or disloyalty, directly related to the performance of duties for the Company, which results from a willful act or omission or from gross negligence, and which is materially or potentially materially injurious to the operations, financial condition or business reputation of the Company or any significant subsidiary thereof; (ii) participant being convicted (or entering into a plea bargain admitting criminal guilt) in any criminal proceeding that may have a material adverse impact on the Company’s reputation and standing in the community; (iii) drug or alcohol abuse, but only to the extent that such abuse has an obvious and material effect on the Company’s reputation and/or on the performance of Participant’s duties and responsibilities; or (iv) willful and continued failure to substantially perform Participant’s duties; and (2) such event, conduct or condition that may result in termination for good cause is not cured within thirty days after written notice is delivered to participant from the Company. For these purposes, no act or failure to act shall be considered “willful” unless it is done, or omitted to be done, in bad faith without reasonable belief that the action or omission was in the best interest of the Company.

John Wade. In February 2008, the Compensation Committee approved a form of change in control agreement to be utilized for certain key employees of ITEX that becomes applicable if there is a “change of control,” as defined in the agreement. The agreement provides that if an eligible employee’s employment is terminated by ITEX without “cause” or by the employee for “good reason” (as these terms are defined in the agreement) within one year after a change in control occurs, the employee will generally be entitled to receive a continuation of the employee’s annual base salary, as severance pay, over a designated period following the severance date up to a maximum of twelve months. In addition, the employee will receive accelerated vesting of any equity-based compensation and continued medical group health and dental plan coverage for the period the employee receives severance pay. Payment of severance benefits is conditioned upon the employee’s execution of a release of claims in favor of the Company. On March 1, 2013, we entered into this change-in-control agreement with John Wade, our CFO.

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Franchisee Stock Purchase Agreements

On March 30, 2011, ITEX sold 151,250 shares of its common stock for $4.00 per share to nineteen of its franchisees. The aggregate purchase price of $605,000 is payable by six-year promissory notes with interest accruing at 2.44% per annum, the applicable federal rate in effect as of the closing. The stock purchase agreements permit eligible franchisees to purchase the shares over a six-year period by making payments each ITEX operating cycle. The stock purchase agreements provide that, until the note is paid, the purchased shares (1) will be pledged to ITEX as collateral for the loan; (2) may not be transferred or sold (except for certain permitted transfers), and ITEX will be granted the right of first refusal exercisable in connection with any proposed sale or other transfer of the shares; and (3) will be voted in accordance with the recommendations of the board. Although ITEX holds the right to vote certain franchisee shares in favor of the election of director nominees and other matters recommended by board, ITEX has never exercised this right but has given franchisees the right to vote for the nominees and proposals of their choice.

Except as otherwise described or incorporated by reference in this Offer to Purchase or as described or incorporated by reference in ITEX’s Form 10-K for the year ended July 31, 2014, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers, is a party to any contract, agreement, arrangement, understanding or relationship, whether or not legally enforceable, with any other person, relating, directly or indirectly, to the tender offer or with respect to any of our securities, including, without limitation, any contract, arrangement, understanding or relationship concerning the transfer or the voting of the securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

SECTION 12.	LEGAL MATTERS; REGULATORY APPROVALS

We are not aware of any license or regulatory permit material to our business that might be adversely affected by our acquisition of shares as contemplated by the tender offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for our acquisition or ownership of shares as contemplated by the tender offer. Should any approval or other action be required, we presently contemplate that we will seek that approval or other action. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for shares tendered pursuant to the tender offer pending the outcome of any such matter. We cannot assure you that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligations under the tender offer to accept shares for payment and pay for shares is subject to conditions. See Section 7.

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SECTION 13.	UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following discussion of the United States federal income tax consequences of the tender offer was, within the meaning of Internal Revenue Service Circular 230 Disclosure requirements, written for the purpose of promoting the tender offer, but it was not written or intended to be used, and cannot be used, by a stockholder or any other party for the purpose of avoiding sanctions, including federal tax penalties, under the Internal Revenue Code of 1986, as amended (the “Code”). You should consult your own tax advisor as to the particular United States federal income tax consequences to you of tendering shares pursuant to the tender offer and the applicability and effect of any state, local, or foreign tax laws and recent changes in applicable tax laws.

General.  The following summary describes the anticipated material United States federal income tax consequences to United States holders (as defined below) whose shares are tendered and accepted for payment pursuant to the tender offer. This summary is based upon the Code , Treasury regulations promulgated thereunder, administrative pronouncements and judicial decisions, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. This summary addresses only shares that are held as capital assets within the meaning of Section 1221 of the Code, and does not address all of the tax consequences that may be relevant to stockholders in light of their particular circumstances or to certain types of stockholders subject to special treatment under the Code, including, without limitation, certain financial institutions, dealers in securities or commodities, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, cooperatives, tax-exempt organizations, partnerships (or entities treated as partnerships for United States federal income tax purposes) and partners in such partnerships, S corporations (and persons who own their interest in shares through an S corporation), expatriates of the United States, persons who are subject to alternative minimum tax, persons that have a “functional currency” other than the United States dollar, persons who hold shares as a position in a “straddle” or as a part of a “hedging,” “conversion” or “constructive sale” transaction for United States federal income tax purposes or persons who received their shares through our equity incentive plan or otherwise as compensation. This summary also does not address the state, local or foreign tax consequences of participating in the tender offer. You should consult your tax advisor as to the particular tax consequences to you of participation in this tender offer. Those shareholders who do not participate in the tender offer should not incur any United States federal income tax liability from the tender offer.

In addition, except as otherwise specifically noted below, this summary applies only to holders of shares that are “United States holders.” For purposes of this discussion, a “United States holder” means a holder of shares that for United States federal income tax purposes is:

•	a citizen or resident of the United States;

•	a corporation or other entity created or organized in the United States or under the laws of the United States or of any political subdivision thereof;

•	an estate, the income of which is includible in gross income for United States federal income tax purposes regardless of its source; or

•	a trust, (i) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all of its substantial decisions or (ii) that has a valid election in place to be treated as a United States person for United States federal income tax purposes.

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Holders of shares who are not United States holders (“foreign shareholders”) are particularly urged to consult their tax advisors regarding the United States federal income tax consequences and any applicable foreign tax consequences of the tender offer and should also see Section 3 for a discussion of the applicable United States withholding rules and the potential for obtaining a refund of all or a portion of any tax withheld.

Shareholders are urged to consult their tax advisors to determine the particular tax consequences to them of participating in the tender offer.

Characterization of the Purchase. The purchase of a United States holder’s shares by ITEX pursuant to the tender offer will be a taxable transaction for United States federal income tax purposes. As a consequence of the purchase, a United States holder will, depending on the United States holder’s particular circumstances, be treated either as having sold shares or as having received a distribution in respect of stock from ITEX.

Under Section 302 of the Code, a United States holder whose shares are purchased by ITEX pursuant to the tender offer will be treated as having sold its shares, and thus will recognize capital gain or loss, if the purchase:

•	results in a “complete termination” of the United States holder’s equity interest in ITEX;

•	results in a “substantially disproportionate” redemption with respect to the United States holder; or

•	is “not essentially equivalent to a dividend” with respect to the United States holder.

One of the tests described above, collectively referred to as the “Section 302 tests,” must be satisfied in order for the purchase of shares by ITEX pursuant to the tender offer to be treated as a sale of shares for federal income tax purposes.

Complete Termination Test.  The purchase of a United States holder’s shares by ITEX pursuant to the tender offer will result in a “complete termination” of the United States holder’s equity interest in ITEX if all of the shares that are actually and constructively owned by the United States holder are sold pursuant to the tender offer. If the tender offer is prorated, the shares not purchased due to such proration must be taken into account in determining whether a “complete termination” has occurred. With respect to shares owned by certain related individuals, the holder may be entitled to and may waive, in accordance with Section 302(c) of the Code, attribution of shares which otherwise would be considered as constructively owned by the holder. Holders wishing to satisfy the “complete termination” test through waiver of the constructive ownership rules should consult their tax advisors.

Substantially Disproportionate Test. The purchase of a United States holder’s shares by ITEX pursuant to the tender offer will result in a “substantially disproportionate” redemption with respect to the holder if, among other things, the percentage of the then outstanding voting stock actually and constructively owned by the holder immediately after the purchase is less than 80% of the percentage of such shares actually and constructively owned by the holder immediately before the purchase (treating as outstanding all shares purchased pursuant to the tender offer), and immediately following the exchange, the holder actually and constructively owns less than 50% of the total combined voting power of stock of ITEX.

Not Essentially Equivalent to a Dividend Test.  The purchase of a United States holder’s shares by ITEX pursuant to the tender offer will be treated as “not essentially equivalent to a dividend” if the reduction in the holder’s proportionate interest in ITEX as a result of the purchase constitutes a “meaningful reduction” given the holder’s particular circumstances. Whether the receipt of cash by a shareholder who sells shares pursuant to the tender offer will be “not essentially equivalent to a dividend” will depend upon the shareholder’s particular facts and circumstances. If, as a result of an exchange of shares for cash pursuant to the tender offer, a United States holder whose relative stock interest in ITEX is minimal (e.g., less than 1%) and who exercises no control over the corporate affairs of ITEX suffers any reduction in its proportionate interest in ITEX (including any ownership of shares constructively owned), the United States holder should generally be regarded as having suffered a meaningful reduction in its interest in ITEX. Holders should consult their tax advisors as to the application of this test in their particular circumstances.

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In determining whether any of the Section 302 tests have been met, a United States holder must take into account not only shares it actually owns, but also shares it constructively owns within the meaning of Section 318 of the Code (including shares that may be acquired through options that it owns or shares held by certain members of the United States holder’s family). In addition, under certain circumstances it may be possible for a tendering United States holder to satisfy one of the Section 302 tests by contemporaneously selling or otherwise disposing of all or some of the shares that are actually or constructively owned by the United States holder but that are not purchased pursuant to the tender offer. Alternatively, a United States holder may fail to satisfy any of the Section 302 tests because of contemporaneous acquisitions of shares by the United States holder or by a related party whose shares are constructively owned by the United States holder. United States holders should consult their own tax advisors regarding the consequences of any such sales or acquisitions in their particular circumstances. TREATMENT OF TENDER OFFER AS SALE OR EXCHANGE. If a United States holder satisfies any of the Section 302 tests explained above, the United States holder will be treated as if it sold its shares to ITEX and will recognize capital gain or loss in an amount equal to the difference between the amount of cash received pursuant to the tender offer and the United States holder’s adjusted tax basis in the shares surrendered in exchange therefore. Such gain or loss will be long-term capital gain or loss if the United States holder’s holding period for the shares at the time of the exchange exceeds one year. Specific limitations may apply to the deductibility of capital losses by United States holders. Gain or loss must be determined separately for each block of shares (shares acquired at the same cost in a single transaction) that is purchased by ITEX from a United States holder pursuant to the tender offer. In certain circumstances, a holder may be able to designate, generally through its broker, which blocks of shares it wishes to tender pursuant to the tender offer if less than all of its shares are tendered pursuant to the tender offer, and the order in which different blocks will be purchased by ITEX in the event of proration pursuant to the tender offer. United States holders should consult their tax advisors concerning the mechanics and desirability of that designation. Under the “wash sale” rules of Section 1091 of the Code, losses recognized on shares sold pursuant to the tender offer will be disallowed to the extent the United States holder acquires shares of ITEX within thirty days before or after the date the shares are purchased pursuant to the tender offer and in that event, the basis and holding period will be adjusted to reflect the disallowed loss.

Treatment of Tender Offer as a Dividend or Distribution. If a United States holder’s exchange of shares for cash pursuant to the tender offer does not satisfy any of the Section 302 tests, and therefore does not constitute a sale or exchange for United States federal income tax purposes, the receipt of cash by such United States holder pursuant to the tender offer will be treated as a distribution, and the United States holder’s tax basis in the shares exchanged generally will be added to any shares retained by the United States holder. The distribution will be treated as a dividend to the extent of ITEX’s current and accumulated earnings and profits, as determined under United States federal income tax principles. To the extent that the amount of the distribution exceeds ITEX’s current and accumulated earnings and profits, the excess first will be treated as a return of capital that will reduce the United States holder’s adjusted tax basis in its shares, and any remaining portion will be taxable as capital gain. Any such capital gain will be long-term capital gain if the United States holder’s holding period for the shares at the time of the exchange exceeds one year. Provided that minimum holding period requirements and other limitations are met, dividend income with respect to non-corporate United States holders (including individuals) is eligible for United States federal income taxation at a maximum rate of 20%. If a sale or exchange of shares for cash pursuant to the tender offer by a corporate United States holder is treated as a dividend, the corporate United States holder may be (i) eligible for a dividends received deduction (subject to applicable exceptions and limitations) and (ii) subject to the “extraordinary dividend” provisions of section 1059 of the Code. Corporate United States holders are urged to consult their tax advisors regarding (i) whether a dividends received deduction will be available to them and (ii) the application of section 1059 of the Code to the ownership and disposition of their shares.

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Oversubscription. ITEX cannot predict whether or the extent to which the tender offer will be oversubscribed. If the tender offer is oversubscribed, proration of tenders pursuant to the tender offer will cause ITEX to accept fewer shares than are tendered. Therefore, no assurance can be given that ITEX will purchase a sufficient number of a United States holder’s shares pursuant to the tender offer to ensure that the United States holder receives sale treatment, rather than dividend treatment, for United States federal income tax purposes. Accordingly, a tendering United States holder may choose to submit a “conditional tender” under the procedure described in Section 6, “Conditional Tender of Shares,” which allows the United States holder to tender shares subject to the condition that a specified minimum number of the United States holder’s shares must be purchased by ITEX if any shares so tendered are purchased.

Foreign Shareholders. As described in Section 3, generally the Depositary will withhold United States federal income tax at a rate of 30% from the gross proceeds paid pursuant to the tender offer to a foreign shareholder or his agent, unless (i) the foreign shareholder delivers to the Depositary an applicable properly completed and executed IRS Form W-8ECI, IRS Form W-8 BEN, or any other applicable form before the payment is made and the Depositary determines that an exemption from, or a reduced rate of, withholding tax is available under a tax treaty or otherwise or the Depository determines that proceeds received by the foreign shareholder are entitled to capital gains treatment. A foreign shareholder may be eligible to obtain a refund of all or a portion of any tax withheld if the foreign shareholder meets any of the Section 302 tests described above. See Section 3 for a discussion of the applicable United States withholding rules and the potential for a foreign shareholder being subject to reduced withholding and for obtaining a refund of all or a portion of any tax withheld.

Shareholders Who Do Not Receive Cash Pursuant to the Tender Offer. Shareholders whose shares are not purchased by ITEX pursuant to the tender offer should not incur any United States federal income tax liability as a result of the completion of the tender offer.

Backup Withholding. See Section 3 with respect to the application of United States federal backup withholding tax.

Shareholders are urged to consult their tax advisor to determine the particular tax consequences to them of the tender offer, including without limitation the applicability and effect of the constructive ownership rules, any state, local and foreign tax laws, and any proposed changes in applicable tax laws.

SECTION 14.	EXTENSION OF THE TENDER OFFER; TERMINATION; AMENDMENT

We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the tender offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of the extension to the Depositary and making a public announcement of the extension. We also expressly reserve the right, in our sole discretion, to terminate the tender offer and not accept for payment or pay for any shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for shares upon the occurrence of any of the conditions specified in Section 7 by giving oral or written notice of termination or postponement to the Depositary and making a public announcement of termination or postponement. Our reservation of the right to delay payment for shares that we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer. We further expressly reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to amend the tender offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the tender offer to holders of shares or by decreasing the number of shares being sought in the tender offer.

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Amendments to the tender offer may be made at any time and from time to time effected by public announcement, the announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement made under the tender offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release through PR Newswire or another comparable service.

If we materially change the terms of the tender offer or the information concerning the tender offer, we will extend the tender offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information. If (1) we increase or decrease the price to be paid for shares or increase or decrease the number of shares being sought in the tender offer, and, if an increase in the number of shares being sought, such increase exceeds 2% of the outstanding shares, and (2) the tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that the notice of an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 14, the tender offer will be extended until the expiration of such ten business day period.

If we increase the value of shares purchased in the tender offer such that the additional amount of shares accepted for payment in the tender offer does not exceed 2% of the outstanding shares, this will not be deemed a material change to the terms of the tender offer and we will not be required to amend or extend the tender offer. See Section 1.

SECTION 15.	FEES AND EXPENSES

We have retained OTR, Inc. to act as Depositary in connection with the tender offer. We have not retained an Information Agent. We intend to use our directors, officers and regular employees to contact holders of shares, who will not be additionally compensated for any such services. The Depositary will receive reasonable and customary compensation for its services as Depositary. The Depositary will also be reimbursed by us for specified reasonable out-of-pocket expenses, and will be indemnified against certain liabilities in connection with the tender offer, including certain liabilities under United States federal securities laws.

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No fees or commissions will be payable by us to brokers, dealers, commercial banks or trust companies (other than fees to the Depositary) for soliciting tenders of shares pursuant to the tender offer. Stockholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if stockholders tender shares through such brokers or banks and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for customary mailing and handling expenses incurred by them in forwarding the tender offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or agent of the Depositary for purposes of the tender offer. We will pay or cause to be paid all stock transfer taxes, if any, on its purchase of shares, except as otherwise provided in this Offer to Purchase and Instruction 6 in the Letter of Transmittal.

SECTION 16.	MISCELLANEOUS

The tender offer is not being made to (nor will any tender of shares be accepted from or on behalf of) holders in any U.S. jurisdiction in which the making of the tender offer or the acceptance of any tender of shares therein would not be in compliance with the laws of such U.S. jurisdiction. If we become aware of any U.S. jurisdiction where the making of the tender offer or the acceptance of shares pursuant thereto is not in compliance with applicable law, we may, at our discretion, take such action as we may deem necessary for us to make the tender offer in any such U.S. jurisdiction and extend the tender offer to holders in such U.S. jurisdiction. If we cannot comply with the applicable law, the tender offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares residing in that U.S. jurisdiction.

Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the SEC an Issuer Tender Offer Statement on Schedule TO which contains additional information with respect to the tender offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning our company.

Tendering stockholders should rely only on the information contained in this Offer to Purchase and the Letter of Transmittal. We have not authorized any person to make any recommendation on our behalf as to whether shareholders should tender or refrain from tendering shares in the tender offer. We have not authorized any person to give any information or to make any representation in connection with the tender offer other than those contained in this Offer to Purchase or in the Letter of Transmittal. If given or made, any recommendation or any such information or representation must not be relied upon as having been authorized by us, any member of the Board of Directors or the Depositary.

March 16, 2015

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The Letter of Transmittal and share certificates and any other required documents should be sent or delivered by each stockholder, or that stockholder’s broker, dealer, commercial bank, trust company or nominee, to the Depositary at one of its addresses set forth below.

The Depositary for the Tender Offer is:

OTR, Inc.

By Mail, Overnight or Hand Delivery:	By Facsimile Transmission:

OTR, Inc. 1001 SW 5th Ave. Ste 1550 Portland, OR 97204-1143 Phone: (503) 225-0375 Fax: (503) 273-9168	For Eligible Institutions Only: (212) 616-7610 For Confirmation Only Telephone: (212) 509-4000 (ext. 536)

Delivery of the letter of transmittal to an address other than as set forth above will not constitute a valid delivery to the Depositary.

Questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to ITEX at its address and telephone number set forth below. You may also contact your broker, dealer, commercial bank or trust company for assistance concerning the tender offer.

ITEX Corporation
Attn: Corporate Communications
3326 160th Avenue SE, Suite 100
Bellevue, WA 98008
800-277-9722, extension 4003 (Call Toll-Free)
Email: feedback@itex.com

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